SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM 10/A

                             -----------------------

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              WILLCOX & GIBBS, INC.
               (Exact name of registrant as specified in charter)

                 DELAWARE                                22-3308457
         (State of Incorporation)                     (I.R.S. Employer
                                                     Identification No.)

12 Bank Street, Suite 101, Summit, New Jersey              07901
  (Address of principal executive offices)               (Zip Code)

                                  908-918-0110
              (Registrant's telephone number, including area code)

        Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                     Name of each exchange on which
          TO BE SO REGISTERED                     EACH CLASS IS TO BE REGISTERED


                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:

                 Class A Common Stock, par value $.001 per share


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ITEM 1.     BUSINESS

OVERVIEW

            Willcox & Gibbs,  Inc.  ("Willcox  & Gibbs" or the  "Company")  is a
holding company engaged through its subsidiaries in the distribution of replacement parts, supplies and ancillary equipment to apparel manufacturers, decorated products manufacturers and other sewn products industries. The Company currently operates through several principal business units: its Sunbrand division ("Sunbrand"), which is a distributor of replacement parts, supplies and ancillary equipment to manufacturers of apparel and other sewn products, its Macpherson Meistergram Inc. ("Macpherson") subsidiary, which is a distributor of replacement parts, supplies and ancillary equipment to manufacturers of decorated products, and its Leadtec Systems, Inc. ("Leadtec") subsidiary, which develops and supplies computer-based production planning and control systems for the apparel industry. In addition, the Company's Emtex Leasing Corporation ("Emtex") subsidiary provides lease financing for equipment and software sold by the Company's businesses and embroidery equipment formerly sold by Macpherson. Sunbrand, the Company's largest business unit, provides distribution, administrative services, accounting and collection functions for Macpherson.

            Based on its knowledge of the industry, the Company believes that it is one of the largest independent distributors in North America of replacement parts, supplies and ancillary equipment to manufacturers of apparel, decorated products and other sewn products, offering a broad product line of over 200,000 items. These products include: (1) industrial sewing equipment parts, such as needles, hooks, motors, tools and other accessories, and ancillary equipment,
(2) decorated products parts and supplies, such as parts for embroidery and screen printing equipment, accessories, supplies and inks, and (3) ancillary equipment, including production planning and control systems. Based on its experience, the Company believes that its broad product line gives it the advantage of being the apparel and sewn products industries' leading one-stop shop.

CHAPTER 11 BANKRUPTCY REORGANIZATION

            As a result of the decline in the Company's results of operations in 1998, the Company was unable to make the interest payment on its 12 1/4% Senior Notes due 2003 (the "Senior Notes") scheduled for December 15, 1998. On April 20, 1999, the Company and twelve of its direct and indirect subsidiaries (collectively, the "Debtors"), WG Apparel, Inc. ("WG Apparel"), Leadtec, J&E Sewing Supplies, Inc., W&G Daon, Inc., Clinton Management Corp., Clinton Machinery Corporation, Clinton Leasing Corp., Clinton Equipment Corp. (together with the preceding three companies, "Clinton"), Macpherson Meistergram, Inc., Geoffrey E. Macpherson Canada, Inc., Emtex Leasing Corporation and Paradise Color Incorporated, each filed voluntary petitions for protection and reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States District Court for the District of Delaware (the "Bankruptcy Court").

            On May 1, 2000 (the "Effective Date"), the Company's plan of reorganization (the "Plan") under Chapter 11 of the Bankruptcy Code became

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effective.  Pursuant to the Plan, the Senior Notes were canceled and each holder thereof became entitled to receive a PRO RATA share, together with general unsecured creditors that elected to receive a stock distribution of 4.75 million shares of Class A Common Stock of the Company, less the common stock for conversion of Trade Claim Notes, as defined below. The 4.75 million shares to be distributed under the Plan represented, as of the Effective Date, 95% of the Common Stock of the Company.

            The holders of general unsecured claims against the Company and the other debtors were entitled under the Plan to elect to receive either a Cash Distribution of 25% of such holder's allowed claim, but not more than $3,000, or a Stock Distribution, as described above.

            The holders of general unsecured claims that were "Trade Creditors" under the Plan and that agreed to extend "Post-Confirmation Unsecured Credit" (as defined in the Plan), which was accepted by the Company, became entitled under the Plan to receive Trade Claim Notes. These Notes equaled 100% of the allowed trade claim of such Trade Creditor, payable in equal annual installments over seven years. Under certain circumstances, the unpaid amount of a Note may be converted into the number of shares of Class A Common Stock that would have been distributed to such Trade Creditor had such amount been treated as an allowed general unsecured claim electing a Stock Distribution.

            The existing common stock of the Company outstanding immediately prior to the effectiveness of the Plan (the "Old Common Stock") was canceled under the Plan, and each holder of Old Common Stock became entitled to receive a PRO RATA distribution of : (i) 250,000 shares of Class B Common Stock of the Company; (ii) the Series A Warrants; (iii) the Series B Warrants; and (iv) the Series C Warrants. Any or all of the Class B Common Stock may be converted to Class A Common Stock on a share by share basis, at the election of the Holder of the Class B Common Stock to be converted. Effective May 1, 2002, all Class B Common Stock will be automatically converted to Class A Common Stock. The shares of Class B Common Stock were issued pursuant to the Plan to enable the former holders of Old Common Stock to vote separately as a class for two directors prior to May 1, 2002.

            The 250,000 shares of Class B Common Stock represented, as of the Effective Date, 5% of the common stock of the Company. The Series A, B and C Warrants are for the purchase of a total of 1,170,253 additional shares of Class B Common Stock of the Company, exercisable at a purchase price of $.01 per share. None of the Warrants may be exercised until the next business day after the second anniversary of the Effective Date, unless there has been a "Change in Control" (as defined in the Plan).

            The Series A Warrants for 363,081 of the shares of Class B Common Stock are exercisable if (a) the average daily closing price per share of the Class A Common Stock over a 20 day trading period equals or exceeds $4.00; or
(b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the fifth anniversary of the Effective Date.

            The Series B Warrants for 389,446 of the shares of Class B Common Stock are exercisable if (a) the average daily closing price per share of the Class A Common Stock over a 20 day trading period equals or exceeds $5.00; or
(b) there is a Change in Control  before the  Warrants  expire.  These  Warrants

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expire on the next  business day after the sixth  anniversary  of the  Effective
Date.

            The Series C Warrants for 417,726 of the shares of Class B Common Stock are exercisable if (a) the average daily closing price per share of the Class A Common Stock over a 20 day trading period equals or exceeds $6.00; or
(b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the seventh anniversary of the Effective Date.

            Notwithstanding the terms and conditions to the exercise of the Warrants set forth above, the board of directors of the Company, at any time, may provide for exercise of the Warrants on terms and conditions that are, in every material respect, more favorable to the holders of the Warrants.

            Pursuant to the Plan, after the Effective Date, and for a term of two years, the board of directors of the Company will be comprised of five members: (i) two members designated by the Unsecured Creditors Committee in the reorganization case; (ii) one member designated by the Company; and (iii) two "independent" members unaffiliated with the Company, holders of Senior Notes or holders of Old Common Stock, with one "independent" member designated by the Committee, and one "independent" member designated by the Company. After the first two year term, all members of the board of directors will be elected annually by the holders of Class A Common Stock and the holders of Class B Common Stock, voting as one class.

            As of the Effective Date under the Plan, the Company adopted a Shareholders Rights Plan intended to prevent anyone from acquiring 20% or more of the outstanding Company Common Stock. The rights provided in the Shareholders Rights Plan may be redeemed only by an affirmative vote of a majority of the board of directors of the Company. The rights will exclude, for a period of six months after the Effective Date, any transfer by any entity who, on the Effective Date, was granted more than 20% of the Company Common Stock to any entity who, on the Effective Date, was also granted Company Common Stock. The rights will be automatically redeemed on the next business day after the tenth anniversary of the Effective Date.

            During the Company's Chapter 11 case or shortly thereafter, the Company downsized its operations to focus on its core businesses. This program involved the following:

         o Sale of substantially all of the assets of the Unity Sewing Supply Co. division ("Unity"), which was a wholesale distributor to dealers of replacement parts and supplies for use by the apparel and other sewn products industry.

         o Sale of substantially all of the assets of Willcox & Gibbs, Ltd. ("W&G, Ltd."), which was a distributor to manufacturers and dealers in the United Kingdom and Europe of replacement parts and supplies for use by the apparel and other sewn products industry.

         o Clinton substantially reduced its marketing area and focused its operations on the sale of screen printing parts, supplies and inks and ancillary equipment for the decorated apparel industry. On March 30, 2001 the Company entered into an agreement to sell the business, inventory and certain other assets of Clinton. The Company agreed not to compete with the purchaser except in eleven western states in the United States and in certain foreign countries where the Company has offices.

         o Macpherson sold its Canadian operations and its U.S. embroidery machine distribution business and focused its operations on the sale of parts, supplies and ancillary equipment to the embroidery and other decorated apparel, textile and home furnishing industries.

INDUSTRY OVERVIEW

            Manufacturers of apparel, decorated products and other sewn products generally utilize a variety of modern equipment and supplies in their production processes. Although there have been advances in the speed of equipment and automation of manufacturing methods, the basic sewing process has changed very little since the first sewing machines were introduced over 125 years ago. Accordingly, the basic design of sewing equipment and replacement parts and supplies used with respect to such equipment has remained stable for many years, and new generations of sewing equipment have frequently utilized many parts designed for prior generations. In addition, since numerous manufacturers of sewn products do not regularly replace major equipment upon the introduction of new models, substantial numbers of older machines typically continue to be used for many years after the production of more advanced units.

            The improvements in speed of equipment and the trend toward automation in apparel, decorated products and sewn products manufacturing have increased the demand for replacement parts and supplies by manufacturers, since high speed production increases the wear and tear on equipment. In addition, automation results in the utilization of other equipment, such as cutting and finishing devices, that must be maintained. As a result of the large number of differing replacement parts and supplies utilized by apparel, decorated products and sewn products manufacturers and the relatively small quantity of many items required at varying times, such manufacturers generally prefer to obtain replacement parts and supplies from dealers that stock a wide range of products and offer prompt delivery. In addition, manufacturers of such replacement parts, supplies and ancillary equipment often prefer to sell such products through distributors who can provide wide market coverage, assume credit risk and stock inventory, thereby limiting the manufacturers' costs of marketing and distribution.

            The replacement parts distribution business involves both "genuine" and "generic" parts. "Genuine" parts are replacement parts manufactured by the original equipment manufacturer. "Generic" parts are non-branded replacement parts manufactured by someone other than the original equipment manufacturer.

ACQUISITIONS

            Willcox & Gibbs was organized as a Delaware corporation in 1994 by members of the Company's current management and certain other investors to acquire the sewn products replacement parts, supply and ancillary equipment distribution businesses of the Company's predecessor, currently known as Rexel, Inc. (the "Company's Predecessor"), which occurred in a management buyout on July 13, 1994 (the "Management Buyout"). Pursuant to the Management Buyout, the Company, through its wholly owned subsidiary, WG Apparel, acquired the assets of Sunbrand and Unity, as well as the stock of Leadtec and W&G, Ltd., and certain other assets in exchange for $41.0 million in cash, $3.0 million principal amount of subordinated debt and a warrant to purchase 122,970 shares of Common Stock of the Company. The cash portion of such purchase price was funded through approximately $36.2 million of borrowings and $4.8 million from the sale of Common Stock of the Company. On July 26, 1995, the Company repurchased from the Company's Predecessor such subordinated debt and warrants, together with certain other assets (including the name "Willcox & Gibbs, Inc."), for approximately $4.1 million in cash.

            Effective February 1, 1996, the Company acquired all of the outstanding capital stock of Clinton (the "Clinton Acquisition"). The purchase price for Clinton consisted of $4.0 million in cash, 100,000 shares of the Company's Class A Common Stock, the assumption of $4.5 million of indebtedness and payables, which was subsequently repaid, and contingent payments of up to 35% of the operating income of Clinton during each of the five years ending December 31, 2000. In 1998, such contingent payments were reduced to 10% of Clinton's operating income with respect to 1998, 1999 and 2000. No contingent payments were made in 1998, 1999 or 2000. On March 30, 2001, the Company entered into an agreement to sell the business, inventory and certain other assets of Clinton.

            Effective November 27, 1996, the Company acquired certain assets of E.C. Mitchell Co., Inc. ("Mitchell") for $3.0 million in cash (the "Mitchell Acquisition"). The acquired assets relate to the manufacture and sale of abrasive cords and tapes used principally in the apparel industry.

            Effective January 3, 1997, the Company acquired all of the outstanding capital stock of Macpherson for a cash purchase price of $24.0 million (the "Macpherson Acquisition"). In connection with the Macpherson Acquisition, the Company assumed and repaid immediately approximately $6.1 million of indebtedness of Macpherson and approximately $6.4 million of trade payables of Macpherson. Also effective January 3, 1997, the Company issued $85 million aggregate principal amount of the Senior Notes. The Senior Notes were issued to provide the financing for the Macpherson acquisition, and other working capital needs.

SUNBRAND

            Based on its knowledge of the industry, the Company believes that Sunbrand is one of the largest distributors in North America of replacement parts, supplies and ancillary equipment to manufacturers of apparel, decorated products and other sewn products. Sunbrand has over 40 years of operating experience in this business. Sunbrand's products are purchased from many of the leading manufacturers of equipment for the apparel and sewn products industry.

Sunbrand's net sales accounted for approximately 65.8% of the Company's 2000 consolidated net sales.

            Based on its knowledge of the industry, the Company believes that Sunbrand carries one of the most extensive lines of replacement parts and supplies for the apparel and other sewn products industry in North America. Its product line includes a full range of replacement parts for sewing machines, spreading and cutting equipment, finishing equipment, and general supplies. Sunbrand also offers a broad base of manufacturing equipment, distribution systems, information systems and management services.

            Sunbrand has its headquarters and principal warehouse facility in Atlanta, Georgia. In addition, Sunbrand maintains six strategically located branches that serve as regional sales offices and distribution points: Fall River, Massachusetts; Miami, Florida; El Paso, Texas; Mexico City and Gomez Palacio/Torreon, Mexico; Santo Domingo and Santiago, Dominican Republic; and Choloma Cortez, Honduras.

            While there is strong competition throughout the markets served by Sunbrand, based on its knowledge of the industry, the Company believes that Sunbrand is one of the largest distributors in North America of replacement parts and supplies to manufacturers of apparel and other sewn products.
Sunbrand's principal competitors in North and Central America are Universal Sewing, Inc., Dunlop Sales, Inc. and Casa Diaz, S.A. Most of Sunbrand's other competitors are small, regional distributors. Some of the competitors to Sunbrand may have greater financial resources than the Company. Competition is principally based on product availability, price and speed of delivery.

MACPHERSON

            The Company's Macpherson subsidiary distributes replacement parts, supplies and ancillary equipment to manufacturers of decorated products.

            Macpherson, founded in 1976 and acquired by the Company in 1997, was engaged in the distribution of embroidery equipment, parts and supplies used in the apparel and other sewn products industry. Such embroidery equipment is used to create designs on apparel and other products utilizing one or more needle sewing heads and thread. Macpherson accounted for approximately 19.5% of the Company's 2000 consolidated net sales.

            At the time of the Macpherson Acquisition, Macpherson provided a complete line of embroidery equipment, supplies and accessories for the apparel industry. Macpherson's principal supplier of embroidery machines was Barudan Company, Ltd. ("Barudan"), a Japanese manufacturer. In connection with the Plan, Macpherson sold its Canadian operations and its U.S. embroidery machine distribution business to Barudan America, Inc. ("Barudan America"), an affiliate of Barudan. In connection with such transactions, the Company entered into agreements with Barudan and Barudan America to act in the United States as (1) the exclusive distributor of genuine Barudan embroidery equipment parts and Barudan towel hemming machines and parts, (2) the exclusive dealer of used Barudan embroidery machines and (3) the exclusive provider of lease financing for Barudan embroidery machines. The Company's exclusivity rights expire December 31, 2003, subject to renewal for successive three years terms unless either party exercises its termination rights. Pursuant to the agreements, sales quotas are to be established by the parties annually, and the Company is obligated to use its best efforts to promote the use of and sale of the products within its exclusive territory. As a result of this transaction and Macpherson's focus on distributing parts, the Company has reduced Macpherson's general, selling and administrative expenses and cash invested in inventory. In addition, the exclusion of the sales of new embroidery equipment will result in lower revenues from Macpherson's operations. During the years ended December 31, 2000, 1999 and 1998, approximately 6%, 20% and 27% respectively, of the Company's total purchases were from Barudan and affiliated companies.

            Macpherson is headquartered in Greensboro, North Carolina, and has a sales office located in Santa Fe Springs, California.

CLINTON

            Clinton, founded in 1985 and acquired by the Company in February 1996, was engaged in the distribution of screen printing equipment and supplies principally for the decorated products industry. Screen printing is the process by which designs are applied to fabric or other material using patterned screens. The Company discontinued the sale of screen printing equipment in 1998. On March 30, 2001 the Company entered into an agreement to sell the business, inventory and certain other assets of Clinton. In connection with such sale, the Company agreed not to compete with the purchaser except in eleven western states in the United States and in certain foreign countries where the Company has offices. Clinton accounted for approximately 6.0% of the Company's 2000 consolidated net sales.

            Clinton offers a comprehensive line of screen printing supplies, including inks, chemicals, emulsions, screen frames, screen mesh, other accessory items and ancillary equipment. Clinton has a distribution warehouse in Charlotte, North Carolina, and utilizes the Sunbrand warehouse in Miami, Florida, and the Macpherson warehouse in Santa Fe Springs, California.

EMTEX LEASING

            In connection with the Macpherson Acquisition, the Company acquired Emtex, a leasing company affiliate of Macpherson. Emtex provides lease financing for equipment and software sold by the Company's businesses and is the exclusive provider in the United States of lease financing for Barudan embroidery machines.

LEADTEC

            Leadtec, founded by its current chief executive officer in 1978 and acquired by the Company's Predecessor in 1985, develops, distributes and supports computer software and specialized hardware for sewn products manufacturers. Leadtec's net sales accounted for approximately 3.7% of the Company's 2000 consolidated net sales.

            Leadtec's primary product is "Satelite Plus", which is a production planning and control system designed to allow apparel factory operators to monitor production progress and efficiency. Satelite Plus is available in both

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"batch" and "real-time" formats.  Under the batch product,  production operators clip bar-coded coupons to capture data for each bundle or lot they produce. This data is then processed by the Satelite Plus system to calculate pay and generate reports for management. The real-time Satelite Plus product is a computerized system that captures production events as they occur through terminals at workstations that communicate with the computer system.

            Sales of Satelite Plus factory installations typically require long lead-times to develop, given the significant capital expenditure and management resource commitment required. Accordingly, Leadtec's sales may vary significantly from year to year, as an installation of numerous plants for a single large customer can have a major impact on sales volume in any single year.

            The Company, through its Leadtec subsidiary, is not aware of any system similar to Satelite Plus' real-time system. However, its real-time system competes with traditional batch systems. There are numerous competitors with respect to the batch system. Competition is usually based on price, functionality and support.

SUPPLIERS

            The Company purchases products from over 1,200 different vendors, including many of the leading manufacturers of equipment for the apparel and sewn products industry. The Company's largest supplier accounted for approximately 15.2% of the Company's 2000 total purchases. The Company's five largest suppliers accounted for approximately 33.2% of its total purchases in 2000.

            Sunbrand is the exclusive distributor of genuine replacement parts in the United States for Pfaff AG ("Pfaff"), a German company. Pfaff is a major manufacturer of industrial sewing equipment for the apparel industry, including "lock-stitch" industrial sewing machines. The Company (including its predecessor) has been the exclusive distributor in the United States of Pfaff genuine parts since 1958. Under the Company's distributorship agreement with Pfaff, the Company is the exclusive United States distributor of Pfaff genuine parts through December 31, 2003, which exclusive arrangements automatically renew for successive two year periods unless notice of termination is given at least one year before December 31, 2003 or the end of any successive two year period of exclusivity. During the years ended December 31, 2000, 1999 and 1998, approximately 5%, 3% and 5%, respectively, of the Company's total purchases were from Pfaff. The Company pays minimum monthly commissions of $30,000 under the Pfaff distribution agreement. Although the Company believes that its relationship with Pfaff has been good, there can be no assurance that the Pfaff distribution agreement will be extended beyond its current term or that the Company will continue to be the distributor for Pfaff parts. No assurance can be given that the failure to extend the Pfaff distribution agreement or the loss by the Company of its supplier relationship with Pfaff would not have an adverse effect on the Company's business, financial condition and results of operations.

            Sunbrand is also the exclusive distributor of genuine replacement parts in the United States for Pegasus Sewing Machine Mfg. Co., Ltd. ("Pegasus"). Pegasus is a significant Japanese manufacturer of industrial sewing equipment, including "chain-stitch" industrial sewing machines. The Company

(including the Company's Predecessor) has been the exclusive distributor in the United States of Pegasus genuine parts since 1966. Under the Company's distribution agreement with Pegasus, the Company is the exclusive United States distributor of Pegasus genuine parts through 2002, which exclusive arrangements automatically renew for successive two year periods unless notice of termination is given at least one year before December 31, 2002 or the end of any successive two year period of exclusivity. In order to maintain the exclusivity of the Pegasus distribution agreement, the Company must meet certain performance targets. For at least the past five years, the Company has satisfied these requirements, although in certain prior years they were not satisfied and Pegasus waived such shortfalls. During the years ended December 31, 2000, 1999 and 1998, approximately 15%, 9% and 6%, respectively, of the Company's total purchases were from Pegasus. Pursuant to the Pegasus distribution agreement, the Company is obligated to pay minimum quarterly commissions of $250,000. Although the Company believes that its relationship with Pegasus has been good, there can be no assurance that the Pegasus distribution agreement will be extended beyond its current term or that the Company will continue to be the distributor for Pegasus parts. No assurance can be given that the failure to extend the Pegasus distribution agreement or the loss by the Company of its supplier relationship with Pegasus would not have an adverse effect on the Company's business, financial condition and results of operations.

CUSTOMERS

            The Company serviced over 15,000 customer accounts in 2000, no one of which accounted for more than 2.9% of the Company's 2000 net sales. The Company's top ten customers, which included Pillowtex, VF Corporation and Garan, represented approximately 14.6% of the Company's net sales in 2000.

            Historically, a majority of the Company's sales have been to customers in the United States, although sales to customers in the Western Hemisphere outside the United States are increasingly important. Those markets accounted for approximately 30.9% of the Company's 2000 net sales. The balance of the Company's sales were to customers in the United States and Europe. Mexico was the principal location of the Company's customers outside of the United States in 2000, followed by the Caribbean Basin Initiative ("CBI") countries and other South American countries. The Company's strategy is to continue to follow important customers from the U.S. as they pursue opportunities in Mexico, the CBI countries and other South American countries.

EMPLOYEES

            As of December 31, 2000, the Company employed approximately 337 full time employees. The Company's employees are not represented by any labor union. The Company considers its employee relations to be good.

ITEM 2.     FINANCIAL INFORMATION

            For financial reporting purposes, the effective date of the Company's emergence from Chapter 11 bankruptcy reorganization was May 1, 2000. In accordance with AICPA Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE (SOP 90-7), the Company adopted "fresh-start reporting" and reflected the effects of such adoption in the financial information as of May 1, 2000, and for the seventeen weeks then ended. The financial information for periods after May 1, 2000, are those of a new reporting entity and have been prepared on a basis not comparable to prior periods.

            The following table sets forth certain financial data as of and for the years ended December 31, 1999, 1998, 1997 and 1996, which have been derived from the audited consolidated financial statements of the Company. The table also reflects certain financial data as of December 31, 2000 and for the thirty-five weeks ended December 31, 2000 and the seventeen weeks ended May 1, 2000 and the unaudited combined twelve months ended December 31, 2000. The consolidated financial statements of the Company as of December 31, 2000 and 1999 and for the thirty-five weeks ended December 31, 2000, the seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998, and the report thereon, are included elsewhere herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of the Company included elsewhere herein.

                                                           YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------------
                                            1999            1998             1997            1996
                                       --------------  --------------   --------------  --------------

                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net Sales                               $  133,490         173,453          180,332         113,851
Reorganization items                        48,459               -                -               -
Income (loss) before income taxes and
   extraordinary item                      (61,340)        (27,664)          (4,704)          2,450
Income tax expense (benefit)                     -           2,320           (1,434)          1,137
Income (loss) before extraordinary
  item                                     (61,340)        (29,984)          (3,270)          1,313
Extraordinary loss, net of tax benefit           -               -           (1,557)              -
Net income (loss)                       $  (61,340)        (29,984)          (4,827)          1,313
                                           ========        ========          =======          =====
Basic and diluted income (loss) per
share:
   Income (loss) before extraordinary
     item                               $    (51.69)         (29.74)           (3.37)           1.25
   Extraordinary loss, net of tax
     benefit                                     -               -             (1.61)             -
   Net income (loss)                    $    (51.69)         (29.74)           (4.98)           1.25
                                             =======         =======           ======           ====

Total assets                            $    51,777         121,508          139,814          79,778
Liabilities subject to compromise       $   104,523               -                -               -
Total debt                              $    19,638         101,490           95,954          41,436
Common stock subject to put option                -               -            3,000           3,000
Total stockholders' equity (deficit)    $   (85,179)        (21,805)           5,087          12,677

                                                           POST-           PRE-
                                            COMBINED    CONFIRMATION   CONFIRMATION
                                         -------------  ------------   ------------
                                         TWELVE MONTHS   THIRTY-FIVE    SEVENTEEN
                                             ENDED       WEEKS ENDED   WEEKS ENDED
                                            DECEMBER      DECEMBER         MAY 1,
                                            31, 2000      31, 2000         2000
                                         -------------  ------------   ------------
Net Sales                                  $77,850        49,399         28,451
Reorganization items                         4,752             -          4,752
Loss before income taxes and
   extraordinary item                       (6,590)         (564)        (6,026)
Income tax expense                             267             -            267
Loss before extraordinary item              (6,857)         (564)        (6,293)
Extraordinary gain, net of tax benefit      91,872             -         91,872
Net income (loss)                           85,015          (564)        85,579
Basic and diluted loss per share:
   Loss before extraordinary item           N/A            (0.11)         (5.30)
   Extraordinary, net of tax benefit        N/A               -           77.43
   Net income (loss)                        N/A            (0.11)         72.13


AT DECEMBER 31:
--------------
Total assets                                              37,415           N/A
Total debt                                                18,548           N/A
Total stockholders' equity                                 7,402           N/A


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHAPTER 11 BANKRUPTCY REORGANIZATION

            On April 20, 1999, the Company and twelve of its subsidiaries each filed voluntary petitions for protection and reorganization under chapter 11 of the Bankruptcy Code. The Company's plan of reorganization was confirmed on April 3, 2000 by an order of the Bankruptcy Court and became effective on May 1, 2000. See "- Chapter 11 Bankruptcy Reorganization" under Item 1.

CERTAIN FACTORS THAT MAY AFFECT RESULTS OF OPERATIONS

            Inventory management is an important factor that may affect the Company's results of operations. The Company maintains an inventory of a large number of items, many of which need not be replaced frequently. In general, the Company's experience over many years of supplying the apparel, decorated products and sewn products industries, combined with the Company's technologically advanced inventory control system, provide guidance on prudent inventory levels. However, because demand for the Company's products is dependent on the needs of the apparel, decorated products and sewn products industries, a decline in the operations of the Company's customers will reduce demand for the Company's products. Any such reduction in demand over an extended period could result in price reductions and inventory writedowns, which in turn could adversely affect the Company's gross margins.

            The Company is a holding company, the only assets of which are the stock of its subsidiaries. All of the operations of the Company are conducted through its direct and indirect wholly owned subsidiaries. Accordingly, the Company's ability to service its indebtedness and meet its other obligations are dependent upon the earnings and cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise. In addition, the ability of the Company's subsidiaries to pay dividends, repay intercompany liabilities or make other advances to the Company is subject to restrictions imposed by corporate law and certain United States, state and foreign tax considerations. Several of the Company's subsidiaries were incorporated outside the United States prior to December 31, 2000.

            The Company derives significant revenues and operating income from certain lines of replacement parts and equipment distributed under its distribution agreements with certain suppliers. The Company's distribution agreements, both exclusive and non-exclusive, and other supply arrangements with manufacturers are important to enable the Company to obtain products sought by the Company's customers and to maintain the Company's broad product selection. Substantially all of such distribution agreements and other arrangements may be terminated by the supplier for any reason, although most exclusive distribution agreements require advance written notice. No assurance can be given that any of the Company's distribution agreements will be extended beyond their current term or that the Company will continue to be the distributor for any particular product (See note 17 to the consolidated financial statements).

            In the years ended December 31, 2000, 1999 and 1998, approximately 33.4%, 24.6% and 24.3%, respectively, of the Company's net sales were derived from international operations and export sales, which are subject in varying degrees to risks inherent in doing business abroad. Such risks include the possibility of unfavorable circumstances arising from host country laws or regulations. In addition, foreign operations include risks of partial or total expropriation; currency exchange rate fluctuations and restrictions on currency repatriation; the disruption of operations from labor and political disturbances, insurrection or war; and the requirements of partial local ownership of operations in certain countries.

            Most of the Company's net sales are in U.S. dollars. Any change in the value of the currencies of the foreign countries in which the Company does business against the U.S. dollar will result in corresponding changes in the price and affordability of the Company's products, which could have a material adverse impact on the Company's business, financial condition and results of operations. The Company purchases a substantial amount of its inventories using foreign currencies. Although the Company, from time to time, enters into forward exchange contracts to hedge against foreign currency exchange risks for purchases in foreign currencies, there can be no assurance that the Company will not experience foreign currency losses. In addition, the economies of certain of the Company's target Latin American markets have experienced significant and in some periods extremely high rates of inflation over the past few years. Inflation and rapid fluctuation in inflation rates have had and may continue to have negative effects on these economies and could have a material adverse impact on the Company's business, financial condition and results of operations.

            The Company's customers consist principally of apparel manufacturers, decorated products manufacturers and other sewn products industries in the United States. These industries have generally reported declining financial performance over the past several years. A significant customer of the Company, Pillowtex, recently filed for reorganization under Chapter 11 of the Bankruptcy Code. In addition, many of the Company's customers have reduced operations in the United States.

            The North American Free Trade Agreement ("NAFTA"), implemented on January 1, 1994, removes barriers to free trade among Canada, the United States and Mexico. The Company believes that NAFTA has resulted in an increase in apparel imports from Mexico that compete against products manufactured by the Company's customers in the United States. No assurance can be given that the Company will be able to increase sales outside of the United States to offset any decline in sales to customers in the United States.

            The Company is subject to intense competition in the markets in which it competes. In addition, certain of the Company's competitors have greater financial resources than the Company and are less leveraged than the Company.

            Inflation in the United States has not affected the Company's results over the last several years, given its relatively low level during such period.

RESULTS OF OPERATIONS

COMPARABILITY OF PERIODS

            For financial reporting purposes, the effective date of the Company's emergence from Chapter 11 bankruptcy reorganization was May 1, 2000. In accordance with AICPA Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE (SOP 90-7), the Company adopted "fresh-start reporting" and reflected the effects of such adoption in the financial statements as of May 1, 2000, and for the seventeen weeks then ended. The financial statements after May 1, 2000, are those of a new reporting entity and have been prepared on a basis not comparable to prior periods.

            For the purpose of discussing comparisons between reporting periods, the following discussion is based on the approach of combining amounts for the seventeen weeks ending May 1, 2000 (pre-confirmation) and the thirty-five weeks ending December 31, 2000 (post-confirmation) into combined 2000 results for the twelve months ending December 31, 2000 (the "2000 Combined Period"). Even though "fresh-start reporting" establishes a new basis of accounting as of May 1, 2000, management believes that the presentation of a combined period will provide useful information and facilitate discussion of operations. Consequently, comparisons of operating results for the 2000 Combined Period with those of the twelve months ending December 31, 1999, are qualified with the understanding that the 2000 Combined Period operating results include both pre-confirmation and post-confirmation amounts.

            The following table sets forth the percentages that certain income and expense items bear to net sales for the periods indicated.

                                         POST-
                                        CONFIRM-
                             COMBINED    ATION                PRE-CONFIRMATION
                             --------  -----------  ------------------------------------
                              TWELVE   THIRTY-FIVE   SEVENTEEN
                              MONTHS      WEEKS        WEEKS
                              ENDED       ENDED        ENDED
                              DEC. 31,    DEC. 31,     MAY 1,    YEAR ENDED DECEMBER 31,
                               2000        2000         2000        1999       1998
                            ----------- ----------- ------------ ---------- ----------
Net sales                      100.0%      100.0%      100.0%     100.0%       100.0%
Gross profit                    32.8        32.5        33.5       27.9         29.0
Selling, general and
  administrative expenses       32.6        31.0        35.4       32.7         30.1
Other operating expenses          -           -           -          -           7.0
Operating income (loss)          0.2         1.4        (1.9)      (4.8)        (8.1)
Interest expense                 2.9         2.8         3.0        4.9          7.5
Income tax expense               0.3         -           0.9         -           1.3
Extraordinary gain (loss),     118.0         -         322.9         -            -
  net
Net income (loss)              109.2        (1.1)      300.8      (46.0)       (17.3)


THE 2000 COMBINED TWELVE-MONTH PERIOD COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 1999

            Net sales for the 2000 Combined Period were $77.9 million, a decrease of $55.6 million, or 41.7% compared to the twelve months ended December 31, 1999. The decline was the result of a continuing decline in the U.S. of apparel manufacturing and markets for decorated products, including screen printing and embroidery products. The decline was also the result of the sale and discontinuance of the Company's United Kingdom business, Willcox & Gibbs, Ltd., in May 1999, the sale of the Canadian embroidery distribution business in December 1999, the sale of the embroidery machine business in January 2000 and the sale of Unity in May 2000.

            Gross profit in the 2000 Combined Period was $25.6 million, a decrease of $11.6 million, or 31.3% as compared to the same period in 1999. As a percentage of net sales, gross profit in the 2000 Combined Period was 32.8% as compared to 27.9% for the same period in 1999. The increase in gross profit percentage in the 2000 Combined Period resulted primarily from the discontinuance of the sale of screen printing and embroidery equipment, which historically had lower gross profit margins than parts and supplies. Included in cost of sales in 2000 is a charge of $0.3 million to write-down inventory to its net realizable value as a result of the sale of the Clinton screen printing operation.

            Selling, general and administrative expenses in the 2000 Combined Period were $25.4 million, a decrease of $18.2 million, or 41.8% as compared to the same period in 1999. The Company was successful in reducing expenses in the 2000 Combined Period by extensive restructuring of the Company as a result of the aforementioned sale of certain operations and the bankruptcy. As a percentage of net sales, such expenses decreased to 32.6% for the 2000 Combined Period from 32.7% in the comparable period in 1999. Included in selling, general and administrative expenses is a charge of $0.2 million to write-down accounts receivable to its net realizable value as a result of the sale of the Clinton screen printing operation.

            In the 2000 Combined Period, the Company had operating income of $0.2 million, as compared to a $6.4 million operating loss in 1999. The improvement was due to the changes discussed above.

            Interest expense was $2.2 million in the 2000 Combined Period, a decrease of $4.3 million, or 66.0% compared to the same period in 1999. The decrease in interest expense was the result of ceasing the interest accrual on the Company's outstanding Senior Notes during the period following the filing of the Company's Chapter 11 petition on April 20, 1999. As part of the Company's Chapter 11 bankruptcy reorganization, all of the Senior Notes were exchanged for shares of the Company's new Series A Common Stock. See "Item 1. Business - Chapter 11 Bankruptcy Reorganization".

            The Company incurred expenses in the 2000 Combined Period in connection with the Chapter 11 proceeding, which commenced on April 20, 1999. Such expenses included $3.4 million in professional fees and $1.4 million of costs related to impairment of assets.

            The Company realized an extraordinary gain of $91.9 million as a result of the discharge of debt under the Plan of Reorganization during the 2000 Combined Period.

            Net income for the 2000 Combined Period was $85.0 million including the gain from the discharge of debt compared to a net loss of $61.3 million in the comparable 1999 period. The increase in income was attributable to the factors discussed above.

1999 COMPARED TO 1998

            Net sales were $133.4 million in 1999, a decrease of $39.9 million, or 23.0%, as compared to 1998. Sales by the Company's apparel segment decreased 20.7%. The decline was the result of the significant decline in apparel manufacturing in the U.S. that resulted from the NAFTA Treaty and the sale on May 4, 1999 of the Company's operations in the United Kingdom, Willcox & Gibbs, Ltd. Sales of the Company's screen printing segment declined 43.2%. Net sales of this segment were negatively affected by a continuing decline in the screen printing market and the Company's decision in 1998 to emphasize the supply business and discontinue selling screen printing equipment.

            During 1999 the Company decided to sell its Unity division. The Company intends to liquidate the related assets, which consist primarily of inventory, accounts receivable and property and equipment. As a result the Company recorded a charge of $7.1 million in 1999 for impairment of long-lived assets and revised its estimate of the recoverability of inventory and accounts receivable. The estimated net realizable value of the assets subject to disposition are recorded as assets held for sale in the consolidated balance sheet as of December 31, 1999. On May 19, 2000, the Company transferred certain Unity assets held for sale with a carrying value of approximately $3.0 million for an amount payable quarterly after the resale of any such inventory, until May 31, 2007 (or May 31, 2005 under certain circumstances). In September, 2000 the Company received the first payment under this agreement in the amount of $0.8 million.

            In December 1999, the Company decided to sell the embroidery machine business of its Macpherson subsidiary. As a result, the Company recorded a charge of $4.1 million in 1999 for impairment of long-lived assets and a revised estimate of the recoverability of inventory and accounts receivable. The estimated net realizable value of the assets subject to disposition are recorded as assets held for sale in the consolidated balance sheet as of December 31,

1999. In January 2000, the Company concluded an agreement to sell the embroidery machine business and the Company's Canadian embroidery distribution business for cash of $0.3 million, cancellation of $0.3 million in accounts payable owed by the Company to the purchaser and notes secured by letters of credit aggregating $1.5 million. The Company, through its Macpherson subsidiary, continues to distribute embroidery equipment parts and supplies.

            Gross profit in 1999 was $37.2 million, a decrease of $13.0 million, or 25.9%, as compared to the same period in 1998. As a percentage of net sales, gross profit in 1999 was 27.9 % as compared to 29.0% in 1998. The decrease in gross profit percentage was primarily the result of the poor performance of the Company's Unity division and embroidery machine business and the liquidation of screen printing equipment.

            Selling, general and administrative expenses in 1999 were $43.6 million, a decrease of $8.5 million, or 16.3%, as compared to 1998. As a percentage of net sales, such expenses increased to 32.7% for 1999 from 30.1% in 1998. Expenses did not decline in proportion to lower sales because of fixed overhead costs of the Company and cost and expense in connection with the disposition of the Company's Unity and embroidery machine business.

            In 1999, the Company had an operating loss of $6.4 million, a decrease of $7.6 million, as compared to a $14.0 million operating loss in 1998.

            Interest expense was $6.6 million in 1999, a decrease of $6.4 million, or 49.5% compared to 1998. The decrease in interest expense was the result of ceasing the accrual and payment of interest on the Company's outstanding Senior Notes during the period following the filing of the Company's Chapter 11 petition on April 20, 1999.

            The Company incurred substantial expenses in 1999 in connection with the Chapter 11 proceeding, which commenced on April 20, 1999. Such expenses included $40.8 million in impairment of assets charges, $3.8 million of professional fees and $1.2 million of expenses incurred in connection with the debtor in possession financing.

            The Company did not record any income tax expense in 1999 compared to recorded income tax expense of $2.3 million in 1998. All of the Company's net deferred tax assets, which include substantial amounts of net operating loss carry forwards, have been fully reserved by a valuation allowance. Management believes that a valuation allowance is necessary since substantial uncertainty exists regarding the realizability of net deferred tax assets.

            The Company accrued reorganization expense due to the early extinguishment of debt in 1999 of $2.6 million related to the write-off of deferred financing costs incurred in connection with the issuance of the Company's Senior Notes.

            Net loss for the year 1999 was $61.3 million, compared to a net loss of $30.0 million in 1998. The increased loss was attributable to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

            The Company has funded its working capital requirements and capital expenditures from cash provided by operations and borrowings under its credit facilities.

            Net cash provided in the Company's operating activities was $5.3 million during the 2000 Combined Period, principally due to working capital changes. Net cash used in the Company's investing activities was $0.5 million during the 2000 Combined Period, related principally to capital expenditures for office and warehouse equipment and improvements.

            Net cash used in the Company's operating activities was $0.1 million during 1999, principally due to working capital changes. Net cash provided in the Company's investing activities was $1.1 million related principally to proceeds from sales of assets net of capital expenditures for office and warehouse equipment and improvements.

            Net cash used in the Company's operating activities was $3.5 million during 1998, principally due to working capital changes. Net cash used in the Company's investing activities during 1998 was $0.9 million, related principally to capital expenditures for computer, office and warehouse equipment and improvements. Net cash used in the Company's financing activities was $4.2 million during 1998, principally due to increased borrowings from its revolving credit facility and increased book overdrafts.

            On the Effective Date, the Company entered into a new credit agreement ("New Facility") with Banc of America Commercial Finance Corporation, as lender. The New Facility provides for revolving loans, letters of credit, bankers acceptances and other credit accommodations through April 28, 2003 of up to the lesser of (i) $23.0 million ($20 million effective April 29, 2001) and
(ii) the advance rate applicable to eligible accounts receivable, inventory and certain other collateral, subject to a sublimit of $4.0 million for letters of credit, bankers acceptances and other credit accommodations. At December 31, 2000, $14.1 million was outstanding and approximately $0.7 million was available under the New Facility. Under the New Facility, substantially all of the assets of the Company were pledged as security. Borrowings under the New Facility bear interest at prime rate plus 0.75% per annum, which was 10.25% at December 31, 2000. The New Facility includes various covenants including restrictions on capital expenditures, leases, purchase money security interests and consolidated cumulative net losses. Management believes that cash flows from operations, sales of assets and the aforementioned New Facility will provide sufficient liquidity in 2001.

YEAR 2000 ISSUE

            For the past two years, the Company has pursued a plan to modify existing information systems or implement new systems, as necessary, to become "Year 2000" compliant in a timely manner. This plan involved identification and remediation of potential problems, as well as testing of new systems and processes and the development of contingency plans. Efforts encompassed not only the hardware and software that support the Company's information technologies, but also manufacturing hardware and other equipment and processes that may rely on embedded software. Prior to the end of 1999, the Company had completed the plan, as well as communications with suppliers to confirm that the Year 2000 issue would not have a significant effect on the Company's supply chain.

            Management is not aware of any occurrence of a Year 2000 issue materially affecting the Company's operations. The Company believes that neither

(1) the cost of addressing Year 2000, nor (2) the consequences of any remaining Year 2000 issues have had or will have a material effect on the Company's results of operations.

NEW ACCOUNTING STANDARDS

            Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This pronouncement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 although earlier application is encouraged. The Company has chosen to adopt this pronouncement effective with its fiscal year which began January 1, 2001 and does not believe that it will materially affect its reported results of operations or financial condition upon adoption.

            SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" is effective for all transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Due to the nature of its business, the Company does not expect a material change to its results of operations as a result of adopting SFAS 140.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

            The Company, in the normal course of business, is exposed to the risk of loss from non-performance by its customers for amounts due the Company through the extension of credit. The Company controls credit risk exposure through credit approvals, credit limits, and monitoring procedures.

            The Company's sales are predominantly denominated in the local currency of the subsidiary originating the sale. A significant decline in the value of currencies of the foreign countries in which the Company does business could have a material adverse impact on the Company's business, financial condition and result of operations. The Company had no derivative financial instruments related to foreign currency exchange rates at December 31, 2000 or 1999.

            The  Company's   primary  source  of  funds  other  than  cash  from
operations is borrowings under its revolving credit facility, which incurs interest at variable rates.

            The results of operations and financial condition of the Company are based upon historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of estimates required, the

Company believes the effects on the results of operations and financial condition have been minor. The Company will continue to monitor the impact of inflation in setting its pricing and other policies.

ITEM 3.     PROPERTIES

            The Company leases all of its office and warehouse properties at its various locations, except for the facilities owned by WG Apparel in Middleton,

Massachusetts. The Company's headquarters are located in approximately 1,500 square feet of space in Summit, New Jersey under a lease expiring on November 30, 2002. Sunbrand's Atlanta offices and warehouse occupy approximately 88,000 square feet under a lease expiring in 2001. The Company's other operations are located in smaller leased spaces. The Company believes that, if necessary, it would be able to lease adequate replacement space without material additional expense.

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information as of December 31, 2000 regarding the beneficial ownership of: (i) each class of the Company's voting securities by each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and (ii) each class of equity securities of the Company by (a) each director of the Company, (b) each of the Named Executive Officers (as defined under the heading "Executive Compensation"), and (c) all directors and executive officers of the Company as a group. Except as indicated in note (2) to the table below, to the Company's knowledge no person or entity listed below has the right to acquire beneficial ownership of shares of the Company's voting securities within 60 days.


                                                                  CLASS A COMMON STOCK           CLASS B COMMON STOCK
                                                              ----------------------------- -----------------------------
                                                                 NUMBER OF     PERCENT OF      NUMBER OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER<F2>                         SHARES<F3>     CLASS<F4>       SHARES        CLASS<F5>
------------------------------------------------------------- -------------- -------------- -------------- --------------
George E. Batchelor........................................        441,923        11.8%
     950 S.E. 12th Street
     Hialeah, FL  33010

UBS Warburg LLC............................................        834,946        22.3
     UBS Warburg LLC
     677 Washington Blvd.
     Stamford, CT  06912

Alma and Gabe Elias........................................        985,054        26.3
     509 Spring Avenue
     Elkins Park, PA  19027

John K. Ziegler<F6>........................................         19,777        <F1>              19,777         7.9
     c/o Willcox & Gibbs, Inc.
     12 Bank Street, Suite 101
     Summit, New Jersey  07901

Jack Klasky................................................          6,144        <F1>               6,144         2.5
     c/o Leadtec Systems, Inc.
     6800 Owensmouth Avenue
     Suite 320
     Canoga Park, California  91303


                                                                  CLASS A COMMON STOCK           CLASS B COMMON STOCK
                                                              ----------------------------- -----------------------------
                                                                 NUMBER OF     PERCENT OF      NUMBER OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER<F2>                         SHARES<F3>     CLASS<F4>       SHARES        CLASS<F5>
------------------------------------------------------------- -------------- -------------- -------------- --------------

Maxwell L. Tripp...........................................          8,278        <F1>               8,278         3.3
     c/o Sunbrand
     3900 Green Industrial Way
     Atlanta, Georgia  30341

John K. Ziegler, Jr........................................          1,054        <F1>               1,054        <F1>
     c/o Willcox & Gibbs, Inc.
     12 Bank Street, Suite 101
     Summit, New Jersey  07901

Company's Savings and Employee Stock Ownership Plan........         98,477         2.4              98,477        39.4
     Frontier Trust Company
     c/o Bank of North Dakota
     700 East Main Avenue
     Bismarck, North Dakota 58501

All Company directors and executive officers as a                   32,253        <F1>              32,253        14.1
     group (7 persons).....................................


__________________

<F1>
Less than 1%.

<F2>
The persons included in the table had sole voting and investment power with respect to shares reported as beneficially owned, except as otherwise indicated in the following notes.

<F3>
Each share of Class B Common Stock is convertible into one share of Class A Common Stock. In the case of Messrs. Ziegler, Klasky, Tripp and Ziegler, Jr. and the Company's Savings and Employee Stock Ownership Plan, the indicated shares are the shares of Class A Common Stock issuable upon conversion of the corresponding number of shares of Class B Common Stock beneficially owned.

<F4>
Percentages are calculated by dividing (x) shares in the "Number of Shares" column by (y) the sum of shares outstanding on December 31, 2000 and the shares which a particular owner (or group of owners) has a right to acquire within 60 days of such dates.

<F5>
Percentages are calculated by dividing (x) shares in the "Number of Shares" column by (y) the sum of shares outstanding on December 31, 2000 and the shares which a particular owner (or group of owners) has a right to acquire within 60 days of such dates.

<F6>
Included 3,525 shares of Class B Common Stock held by Mr. Ziegler as trustee for the benefit of his wife, as to which Mr. Ziegler shares voting and investment power.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS



                                        Age (as of
Name                                     12/31/00)         Position with the Company
------------------------------------- -------------- ------------------------------------
Klaus J. Egert<F7><F9>                      52         Director (May 1, 2000 to present).

Thomas Eggenschwiler<F7><F8>                42         Director (May 1, 2000 to present).

Stanton J. Feeley<F7><F8>                   63         Director (November 14, 2000 to present).

Arnold Kastenbaum<F8><F9>                   47         Director (May 1, 2000 to present).

John K. Ziegler<F9><F10>                    63         Chairman of the Board, Chief Executive Officer and a Director of
                                                       the Company (1994 to present).

Maxwell L. Tripp<F11>                       61         President and Chief Operating Officer of the Company (1997 to
                                                       present).

John K. Ziegler, Jr.<F12>                   32         Vice President and Chief Financial Officer of the Company (1995
                                                       to present).

Jack Klasky<F13>                            57         Vice President of the Company (1994 to present).  President of
                                                       Leadtec Systems, Inc. subsidiary (1978 to present).

Mary-Anne Kieran                            41         Secretary of the Company (1995 to present).


__________________

<F7>
Member of the Compensation Committee of the Board.

<F8>
Member of the Audit Committee of the Board.

<F9>
Member of the Nominating Committee of the Board.

<F10>
Mr. Ziegler and WG Apparel are parties to an employment contract pursuant to which WG Apparel employed Mr. Ziegler in an executive officer capacity. See Item
6. Executive Compensation--Employment Contracts.

<F11>
Mr. Tripp and WG Apparel are parties to an employment contract pursuant to which WG Apparel employed Mr. Tripp in an executive officer capacity. See Item 6. Executive Compensation--Employment Contracts.

<F12>
Mr. Ziegler, Jr. and WG Apparel are parties to an employment contract pursuant to which WG Apparel employed Mr. Ziegler, Jr. in an executive officer capacity. See Item 6. Executive Compensation--Employment Contracts.

<F13>
Mr. Klasky and WG Apparel are parties to an employment contract pursuant to which WG Apparel employed Mr. Klasky in an executive officer capacity. See Item
6. Executive Compensation--Employment Contracts.

            KLAUS J. EGERT is currently President of Hirschmann Electronics, Inc., an electronics manufacturer, and has held that position since 1999. From 1995 to 1998, Mr. Egert served as Executive Vice President and President of

Pfaff USA, Inc., a manufacturer of industrial sewing equipment and a supplier to the Company. Prior to that, he served as Pfaff AG's General Counsel and General Manager.

            THOMAS EGGENSCHWILER is Vice President of Aladdin Capital, an investment firm. Mr. Eggenschwiler served as an Executive Director of UBS Warburg LLC, an investment bank, from 1993 to 2000.

            STANTON J. FEELEY has been a partner in Dugout Partners, an investment firm, since 1999. From 1992 to 1998, Mr. Feeley served as Chief Investment Officer of SunAmerica Asset Management, an asset management company.

            ARNOLD KASTENBAUM is President of Chodan Advisors, a financial advisory firm. Mr. Kastenbaum served as Director of UBS Warburg LLC, an investment bank, from 1997 to 1999. Prior to that, he was Director of Research at MJ Whitman, Inc., a financial advisory firm, from 1994 to 1997.

            JOHN K. ZIEGLER is Chairman of the Board and Chief Executive Officer of the Company and has served in that capacity since 1994. Mr. Ziegler was formerly Chairman of the Board and Chief Executive Officer of the Company's Predecessor from 1987 to 1994. Mr. Ziegler has been a Director of the Company since 1994.

            MAXWELL L. TRIPP is currently President and Chief Operating Officer of the Company and has held these positions since 1997. From 1994 to 1997, Mr. Tripp was Vice President of the Company and served as President of Sunbrand from 1985 to 1997. Mr. Tripp was a Director of the Company from 1997 to 2000.

            JACK KLASKY is currently Vice President of the Company and has served in such capacity since 1994. Mr. Klasky has served as President of the Company's Leadtec Systems subsidiary since 1978. Mr. Klasky was a Director of the Company from 1994 to 2000.

            JOHN K. ZIEGLER, JR. has served as Vice President and Chief Financial Officer of the Company since 1995. Mr. Ziegler, Jr. was Treasurer and Secretary of the Company from 1994 to 1995. In addition, Mr. Ziegler, Jr. served as a Certified Public Accountant with Coopers and Lybrand from 1990 to 1994.

            MARY-ANNE KIERAN has served as Secretary of the Company since 1995. From 1992 to 1994, Ms. Kieran was the Secretary of the Company's Predecessor.

            John K. Ziegler is the father of John K. Ziegler, Jr.

            The officers of the Company are elected annually by the Board.

ITEM 6.     EXECUTIVE COMPENSATION

            SUMMARY COMPENSATION. The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2000, 1999 and 1998 for the Chief Executive Officer of the Company and its four other most highly compensated executive officers (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE


                                                                           Annual Compensation      All Other
                                                                         -----------------------  Compensation
Name and Principal Position                                    Year       Salary      Bonus          <F14><F15>)
-------------------------------------------------------      --------   ----------  ---------   ----------------
John K. Ziegler........................................        2000        $250,000  $         -     $    3,000
     Chairman of the Board, Chief Executive Officer and        1999         250,000            -          3,000
     Director                                                  1998         247,953            -          3,000

Maxwell L. Tripp.......................................        2000         200,000       15,000          3,000
     President, Chief Operating Officer and Director           1999         200,000                       3,000
                                                               1998         187,956      -20,000          3,000

Jack Klasky............................................        2000         180,000        9,112          3,000
     Vice President, President of Leadtec and Director         1999         180,000       13,556          3,000
                                                               1998         157,501       28,550    -----------------
                                                                                                          3,000

Alan B. Lee<F16>.......................................        2000         120,000             -         3,000
     Vice President, President of Unity and Director           1999         120,000             -         3,000
                                                               1998         115,927       10,000          3,000

John K. Ziegler, Jr....................................        2000         150,000       15,000          3,000
     Vice President and Chief Financial Officer                1999         150,000                       3,000
                                                               1998         121,317      -10,000          3,000

__________________

<F14>
The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

<F15>
Amounts shown reflect matching contributions made by the Company to the Company's Savings and Employee Stock Ownership Plan, a defined contribution plan, of $3,000 on behalf of the indicated Named Executive Officers.

<F16>
Mr. Lee terminated employment with the Company on September 19, 2000 in connection with the sale of substantially all of the assets of the Company's Unity division.

            AGGREGATED OPTIONS. All outstanding employee stock options were canceled pursuant to the Plan.

            RETIREMENT PLAN. Under the Company's non-contributory retirement plan, eligible employees will be entitled at the normal retirement age of 65 to an annual retirement benefit. The benefits payable under this plan were frozen as of July 31, 1998. Prior to the freeze, the participants annual accrued benefit was equal to 1 1/4% of their earnings up to the maximum earnings subject to Social Security withholding and 1 1/2% of all earnings in excess of such amount but less than $160,400 (as adjusted annually for cost of living increases) for each full year of service under the plan. Benefits under this plan are 100% vested after five years of service. As of December 31, 2000, the estimated annual retirement benefits payable under the plan formula described above at current Social Security withholding rates, assuming that normal retirement occurs at age 65, to the Named Executive Officers are as follows: to Mr. Ziegler, $99,903; to Mr. Tripp, $33,313; to Mr. Klasky, $19,398; to Mr. Lee $28,188; to Mr. Ziegler, Jr., $3,257.

            Under the  Company's  supplemental  retirement  plan,  key employees selected by the Compensation Committee are entitled to an amount, payable monthly over a ten-year period following any specified event of retirement, death, disability or termination of employment, equal to a percentage (up to 40%) determined by the Compensation Committee of the portion (determined by the Compensation Committee) of the employee's base salary, (determined by the Compensation Committee), multiplied by the employee's years of participation in the plan (not exceeding 10). Thus, upon normal retirement at age 65 (or, if later, then years as a participant), an employee receiving the maximum award possible under the plan will receive a total retirement of 400% of base salary. If death or disability occurs before age 65, the employee will receive a total death or disability benefit of up to 400% of base salary. After three full years as a plan participant, 30% of the retirement benefit becomes vested and thereafter an additional 10% of the retirement benefit vests for each additional full year of service. Upon involuntary termination (other than for cause, as defined therein) of any participant's employment or upon voluntary early retirement of any "designated participant" selected by the Compensation Committee, a portion of the vested retirement benefit will be paid which is in the same ratio to the full vested benefit as the ratio of the total years worked for the Company to the total years which would have been worked to age 65. Amounts representing annual accruals under the plan have not been and cannot be readily calculated for individual participants. The Compensation Committee has determined Messrs. Ziegler, Tripp, Klasky and Ziegler, Jr. participate in the plan and are entitled to benefits of 40% of their base salary per year for 10 years.

EMPLOYMENT CONTRACTS

            Mr. Ziegler and WG Apparel are parties to an employment contract pursuant to which WG Apparel employs Mr. Ziegler in an executive officer capacity for an indefinite period, subject to termination by WG Apparel upon not less than one year written notice. The employment contract provides that Mr. Ziegler shall serve as Chairman of the Board and Chief Executive Officer of WG Apparel for so long as requested by WG Apparel's Board of Directors. Under the employment contract, Mr. Ziegler is entitled to receive a base salary (currently $250,000 per annum) and bonus or bonuses as may be provided by the Compensation Committee of the Board of Directors of WG Apparel (the "WGA Compensation Committee") pursuant to WG Apparel's Incentive Compensation Plan for Key
Employees (the "WGA Incentive Plan"), or any successor, replacement or additional incentive plan.

            Mr. Tripp and WG Apparel are parties to an employment contract pursuant to which WG Apparel employs Mr. Tripp in an executive officer capacity for an indefinite period, subject to termination by WG Apparel upon not less than one year written notice. The employment contract provides that Mr. Tripp shall serve as a Vice President of WG Apparel and as President of Sunbrand for so long as requested by WG Apparel's Board of Directors. Under the employment contract, Mr. Tripp is entitled to receive a base salary (currently $200,000 per annum) and bonus or bonuses as may be provided by the Compensation Committee pursuant to the WGA Incentive Plan, and Sunbrand's Incentive Compensation Plan, or any successor, replacement or additional incentive plan.

            Mr. Ziegler, Jr. and WG Apparel are parties to an employment contract pursuant to which WG Apparel employs Mr. Ziegler, Jr. in an executive officer capacity for an indefinite period, subject to termination by WG Apparel upon not less than one year written notice. The employment contract provides that Mr. Ziegler, Jr. shall serve as Vice President and Chief Financial Officer of WG Apparel for so long as requested by WG Apparel's Board of Directors. Under the employment contract, Mr. Ziegler, Jr. is entitled to receive a base salary (currently $150,000 per annum) and bonus or bonuses as may be provided by the WGA Compensation Committee pursuant to the WGA Incentive Plan.

            Mr. Klasky, WG Apparel and Leadtec are parties to an employment contract pursuant to which WG Apparel and Leadtec employ Mr. Klasky in an executive officer capacity for an indefinite period, subject to termination by WG Apparel and Leadtec upon not less than one year written notice. The employment contract provides that Mr. Klasky shall serve as a Vice President of WG Apparel and as President of Leadtec for so long as requested by WG Apparel's and Leadtec's Board of Directors. Under the employment contract, Mr. Klasky is entitled to receive a base salary (currently $180,000 per annum) and bonus or bonuses as may be provided by the WGA Compensation Committee pursuant to the WGA Incentive Plan, and Leadtec's Incentive Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            Messrs. Ziegler, Tripp and Frank Walsh comprised the Compensation Committee during 2000 until May 1, 2000. During such time, Mr. Ziegler and Mr. Tripp were officers of the Company.

COMPENSATION OF DIRECTORS

            The Company pays its outside directors fees of $500 for each Board meeting attended in person ($250 for each telephonic meeting) and $250 for each Board committee meeting attended in person held on a date separate from a Board meeting date. In addition, effective January 1, 2001, the Company pays its outside directors an annual fee of $10,000.

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            George E. Batchelor, UBS Warburg LLC and Alma and Gabe Elias, each the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, and the Company have entered into a Registration Rights Agreement pursuant to the Plan under which the Company may be obligated, at its expense, to register the offering of such shares pursuant to the Securities Act of 1933. Thomas Eggenschwiler, a director of the Company, was an Executive Director of UBS Warburg LLC at the time such Agreement was entered into by the parties.

            Arnold Kastenbaum, a director of the Company, is President of Chodan Advisors, Inc. Chodan Advisors, Inc. acted as advisors to the Official Committee of Unsecured Creditors in the Company's Chapter 11 proceedings. Chodan Advisors, Inc. was paid $0.2 million for such services during the Chapter 11 proceedings.

ITEM 8.     LEGAL PROCEEDINGS

            There are no material pending legal proceedings as of the date of this Report to which the Company or any of its subsidiaries is a party or to which any of their property is subject.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

            There is no established public trading market for the Company's Class A or Class B Common Stock.

            As of December 31, 2000, there were 290 holders of record of the Company's Common Stock.

            The Company has not paid any dividends since its organization in 1994. Future payment of cash dividends by the Company will be dependent on such factors as business conditions, earnings and the financial condition of the Company.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES

            Pursuant to the Plan, on the Effective Date the Company became obligated to issue 4,750,000 shares of its Class A Common Stock, 250,000 shares of its Class B Common Stock and warrants to purchase 1,170,253 shares of Class B Common Stock, in exchange for allowed claims against, and interests in, the Company. See "Item 1. Business - Chapter 11 Bankruptcy Reorganization". The issuance of such securities pursuant to the Plan was exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

            The Certificate of Incorporation of the Company provides that the total number of shares of all classes of stock which the Company shall have authority to issue is 19,000,000, consisting of 500,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), 15,500,000 shares of Class A Common Stock, par value $.001 per share and 3,000,000 shares of Class B Common Stock, par value $.001 per share (the Class A Common Stock and Class B Common Stock, together, the "Common Stock").

            The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the Delaware General Corporation Law (the "Preferred Stock Designation"), to establish by resolution or resolutions from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock or any series thereof, unless a vote of the holders of any such series is required pursuant to the Preferred Stock Designation(s) establishing such series of Preferred Stock.

            All shares of Common Stock shall be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in the Certificate of Incorporation with respect to the Class A Common Stock and Class B Common Stock. The powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions of each class of Common Stock is as follows:

1.  Voting Rights.

            Each registered holder of Class A Common Stock and Class B Common Stock shall be entitled to one vote for each share of such stock held by such holder. Except as required by law or otherwise provided in the Certificate of Incorporation, the registered holders of Class A Common Stock and Class B Common Stock shall vote together as a class on all matters submitted to a vote as stockholders of the Company. The number of authorized shares of Class A Common Stock may be increased or decreased without a vote of the Class A Common Stock or Class B Common Stock voting as a separate class.

2.  Dividends.

            The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Company which are by law available therefor, dividends payable either in cash, in stock or otherwise. Any dividend or distribution on the Common Stock shall be payable on shares of Common Stock ratably; PROVIDED, HOWEVER, that in the case of dividends payable in shares of Common Stock, or options, warrants or rights to acquire shares of such Common Stock, or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire, or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid.

3.  Liquidation.

            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of all classes of Common Stock shall be entitled to share ratably in the remaining net assets of the Company. Neither the merger or consolidation of the Company, nor the sale, lease or conveyance of all or part or its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily.

4.  Conversion.

            The holder of shares of Class B Common Stock may, at any time, convert some or all of such holder's shares of Class B Common Stock into Class A

Common Stock at a rate of one share of Class A Common Stock for each share of Class B Common Stock converted, by surrender to the Company of certificates representing such Class B Common Stock and written notice requesting such conversion. Such conversion shall be deemed effected as of the close of business on the date on which the Company receives such certificates and notice.

            Effective on May 1, 2002, each outstanding share of Class B Common Stock shall be converted into a share of Class A Common Stock, without any action of the holder thereof. Upon such conversion, certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the shares of Class A Common Stock into which such Class B Common Stock was converted.

5.  Issuance of Class B Common Stock.

            The Class B Common Stock may not be issued by the Company except pursuant to the Plan, upon exercise of warrants pursuant to the Warrant Agreement provided for in the Plan (including after giving effect to the adjustment provisions of such Warrant Agreement) or in accordance with (or pursuant to options, warrants, rights to acquire or convertible or exchangeable securities issued in accordance with) the terms and conditions relating to the declaration and issuance of dividends by the Company described above.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

            The Company's Certificate of Incorporation provides as follows:

            (a) No director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

            (b) The Company shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company), by reason of the fact that he is or was a director or officer of the Company or while serving as a director or officer of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification hereby conferred shall include the right of such persons to be paid in advance by the Company for their expenses to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect. Further, the right to indemnification hereby conferred on such person shall be a contract right.

            (c) Unless otherwise determined by the Board of Directors of the Company, the Company shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company), by reason of the fact that he is or was an employee (other than an officer) or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason or any action alleged to have been taken or omitted in such capacity.

            (d) The rights and authority described above are not exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Company's Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

            In addition to the above, the Company intends to obtain, procure and
maintain   directors'  and  officers'  liability  insurance  coverage  generally consistent with prevailing corporate practices.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

            The  following   financial   statements,   supplementary   financial
information and schedules are filed as part of this Report:

WILLCOX & GIBBS, INC. AND SUBSIDIARIES

Independent Auditors' Report

Financial Statements:

            Consolidated Balance  Sheets,   December  31,  2000
                        and December 31, 1999

            Consolidated Statements of  Operations,   Thirty-five   Weeks  Ended
                        December 31, 2000, Seventeen Weeks Ended May 1, 2000 and the Years Ended December 31, 1999 and 1998

            Consolidated Statements  of    Stockholders'    Equity    (Deficit),
                        Thirty-five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and the Years Ended December 31, 1999 and 1998

            Consolidated Statements of  Cash  Flows,   Thirty-five  Weeks  Ended
                        December 31, 2000, Seventeen Weeks Ended May 1, 2000 and the Years Ended December 31, 1999 and 1998

            Notes to Consolidated Financial Statements

Financial Statement Schedule:

                        Schedule II Valuation and Qualifying Accounts for the Thirty-five weeks ended December 31, 2000, the Seventeen weeks ended May 1, 2000, and the Years Ended December 31, 2000, 1999 and 1998

                          Independent Auditors' Report

The Board of Directors and Stockholders
Willcox & Gibbs, Inc.:

We have audited the accompanying consolidated balance sheets of Willcox & Gibbs, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the thirty-five weeks ended December 31, 2000, the seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willcox & Gibbs, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the thirty-five weeks ended December 31, 2000, the seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

On May 1, 2000, the Company emerged from bankruptcy. As described in note 1 to the consolidated financial statements, the Company accounted for the reorganization as of May 1, 2000 and adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial statements as of December 31, 2000 and for the thirty-five weeks then ended present the financial position, results of operations, and cash flows for the reorganized entity and are therefore not comparable to the consolidated financial statements for periods prior to the Company's emergence from bankruptcy.

Atlanta, Georgia
March 30, 2001

                                   WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                         Consolidated Balance Sheets

                                         December 31, 2000 and 1999

                                  (Dollars in thousands, except share data)


                                                              POST-CONFIRMATION          PRE-CONFIRMATION
                                                            ---------------------      --------------------
                                                                  DECEMBER 31,                DECEMBER 31,
               ASSETS                                                2000                        1999
                                                            ---------------------      --------------------
Current assets:
     Cash                                                    $        180                             959
     Trade accounts receivable, net of allowance
               for doubtful accounts of $2,956 in
               2000 and $5,962 in 1999                             11,771                          17,959
     Inventories                                                   15,991                          18,987
     Prepaid expenses and other current assets                      3,284                           2,200
     Assets held for sale                                              --                           4,227
                                                            ---------------            --------------------
                                  Total current assets             31,226                          44,332

Property and equipment, net                                         2,455                           2,558
Other assets                                                        3,734                           4,887
















                                                            ---------------            --------------------
                                                          $        37,415                          51,777
                                                            ===============            ====================


See accompanying notes to consolidated financial statements.

                                               WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                                     Consolidated Balance Sheets
                                                     December 31, 2000 and 1999
                                              (Dollars in thousands, except share data)

                                                                           Post-Confirmation               Pre-Confirmation
                                                                           ------------------------    --------------------------
                                                                                December 31,                 December 31,
           Liabilities and Stockholders' Equity (Deficit)                           2000                         1999
                                                                           ------------------------    --------------------------
Liabilities not subject to compromise:
           Current liabilities:
                     Revolving line of credit                            $              14,064                        11,964
                     Current portion of long-term debt                                      --                         7,674
                     Trade accounts payable                                              4,233                         4,373
                     Accrued liabilities and other current liabilities                   5,803                         6,887
                                                                           ------------------------    --------------------------
                                        Total current liabilities                       24,100                        30,898
Liabilities subject to compromise                                                           --                       104,523
Long-term debt                                                                           4,484                            --
Accrued retirement benefits                                                              1,429                         1,535
                                                                           ------------------------    --------------------------
                                        Total liabilities                               30,013                       136,956
                                                                           ------------------------    --------------------------
Stockholders' equity (deficit):
           Common stock (pre-confirmation):
                     Class A, no par value.  Authorized 1,500,000 shares;
                        issued and outstanding 1,186,555 shares in 1999                     --                        10,337
                     Class B, no par value.  Authorized 250,000 shares;
                        none issued                                                         --                            --
                     Class C, no par value.  Authorized 250,000 shares;
                        none issued                                                         --                            --
           Common stock (post-confirmation):
                     Class A, $.001 par value.  Authorized issued and
                        outstanding 4,750,000 shares                                         5                            --
                     Class B, $.001 par value.  Authorized issued and
                        outstanding 250,000 shares                                          --                            --
           Additional paid-in capital                                                    7,979                         2,000
           Accumulated deficit                                                            (564)                      (94,948)
           Accumulated other comprehensive income (loss)                                   (18)                       (2,568)
                                                                           ------------------------    --------------------------
                                        Total stockholders' equity (deficit)             7,402                       (85,179)
Commitments and contingencies

                                                                           ------------------------    --------------------------
                                                                         $              37,415                        51,777
                                                                           ========================    ==========================

                                               WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                                Consolidated Statements of Operations

      Thirty-Five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and Years Ended December 31, 1999 and 1998
                                           (Dollars in thousands, except per share data)

                                                                 ---------------------  -------------------------------------------
                                                                 Post-Confirmation                     Pre-Confirmation
                                                                 ---------------------  -------------------------------------------
                                                                     Thirty-five
                                                                     weeks ended           Seventeen        Year ended December 31,
                                                                     December 31,         weeks ended    --------------------------
                                                                         2000             May 1, 2000         1999           1998
                                                                 ---------------------  ---------------  --------------------------
Net sales                                                     $            49,399             28,451         133,490       173,453
Cost of goods sold                                                         33,365             18,930          96,298       123,235
                                                                 ---------------------  ---------------  --------------  ----------
        Gross profit                                                       16,034              9,521          37,192        50,218
Selling, general, and administrative expenses                              15,334             10,070          43,630        52,154
Other operating expenses                                                       --                 --              --        12,104
                                                                 ---------------------  ---------------  --------------  ----------
        Operating income (loss)                                               700               (549)         (6,438)      (14,040)
Other income (expense):
   Interest expense  (contractual  interest  expense of $4,543 for the seventeen weeks ended May 1, 2000
     and $10,413 in 1999)                                                  (1,382)              (855)         (6,576)      (13,016)
   Other, net                                                                 118                130             133          (608)
                                                                 ---------------------  -----------------  ------------  ----------
        Loss before reorganization items,
           income taxes and extraordinary items                              (564)            (1,274)        (12,881)      (27,664)
Reorganization items:
   Unamortized deferred financing costs                                        --                 --           2,602            --
   Impairment of assets due to reorganization                                  --              1,390          40,818            --
   Professional fees                                                           --              3,362           3,825            --
   Fees related to Debtor-in-Possession financing                              --                 --           1,214            --
                                                                 ---------------------  -----------------  ------------  ----------
        Loss before income taxes and extraordinary items                     (564)            (6,026)        (61,340)      (27,664)
Income tax expense                                                             --                267              --         2,320
                                                                 ---------------------  -----------------  ------------  ----------
        Loss before extraordinary item                                       (564)            (6,293)        (61,340)      (29,984)
Extraordinary gain on debt discharge, net of tax expense
   of $-0- for the seventeen weeks ended May 1, 2000                           --             91,872              --            --
                                                                 ---------------------  -----------------  ------------  ----------
        Net income (loss)                                     $              (564)            85,579         (61,340)      (29,984)
                                                                 =====================  =================  ============  ==========
Basic income (loss) per share:

   Income (loss) before extraordinary item                    $              (.11)             (5.30)         (51.69)       (29.74)
   Extraordinary item, net                                                     --              77.43              --            --
                                                                 ---------------------  -----------------  ------------  ----------
        Net income (loss)                                     $              (.11)             72.13          (51.69)       (29.74)
                                                                 =====================  =================  ============  ==========
Diluted income (loss) per share:

   Income (loss) income before extraordinary item             $              (.11)             (5.30)         (51.69)       (29.74)
   Extraordinary item, net                                                     --              77.43              --            --
                                                                 ---------------------  -----------------  ------------  ----------
        Net income (loss)                                     $              (.11)             72.13          (51.69)       (29.74)
                                                                 =====================  =================  ============  ==========

See accompanying notes to consolidated financial statements.

                                               WILLCOX & GIBBS, INC. AND SUBSIDIARIES
          Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss)
      Thirty-Five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and Years Ended December 31, 1999 and 1998
                                                       (Dollars in thousands)


                                                   Shares
                              ---------------------------------------------    Ad-                   Common
                                                                            ditional                  stock       Other    Stock-
                                       New                Predecessor         paid     Accumulat-      sub-      compre-  holders'
                              --------------------  -----------------------   -in         -ed       scriptions   hensive   equity
                               Class A    Class B    Class A     Amount      capital    deficit     receivable    (loss)  (deficit)
                              ---------  ---------  ---------   ---------   ---------  ---------    ----------   -------- ---------
Balance at December 31, 1997      --          --    1,001,319   $  9,013         --     (3,624)          (379)       76      5,086
Comprehensive loss:
  Net loss                        --          --           --         --         --    (29,984)            --        --    (29,984)
  Translation adjustments         --          --           --         --         --         --             --      (610)      (610)
                                                                                                                          ---------
      Total comprehensive loss                                                                                             (30,594)
                                                                                                                          ---------
Proceeds from subscriptions       --          --           --         --         --         --            379        --        379
    receivable
Class A common stock issued to    --          --      185,236        324         --         --             --        --        324
    the Company's ESOP
Retirement of put option from
    Clinton acquisition           --          --           --      1,000      2,000         --             --        --      3,000
                             ---------   ---------  ---------   ---------   ---------  ---------     ---------  --------  ---------

Balance at December 31, 1998      --          --    1,186,555     10,337      2,000    (33,608)            --      (534)   (21,805)
    (pre-confirmation)

Comprehensive loss:
  Net loss                        --          --           --         --         --    (61,340)            --        --    (61,340)
  Foreign currency translation
      adjustment                  --          --           --         --         --         --             --    (2,034)    (2,034)
                                                                                                                          ---------
      Total comprehensive loss                                                                                             (63,374)
                             ---------   ---------  ---------   ---------   ---------  ---------     ---------  --------  ---------
Balance at December 31, 1999
    (pre-confirmation)            --          --    1,186,555     10,337      2,000    (94,948)            --    (2,568)   (85,179)

Comprehensive income:
  Net income for the seventeen
      weeks ended May 1, 2000     --          --           --         --         --     85,579             --        --     85,579
  Foreign currency translation
      adjustment                  --          --           --         --         --         --             --        12         12
                                                                                                                           --------
      Total comprehensive income
          for the seventeen
          weeks ended May 1, 2000                                                                                           85,591
                                                                                                                          --------
Elimination of accumulated
      deficit                     --          --           --         --         --      9,369             --        --      9,369
Elimination of cumulative foreign
    currency translation loss     --          --           --         --         --         --             --     2,556      2,556
Cancellation of predecessor
    shares                        --          --   (1,186,555)   (10,337)    (2,000)        --             --        --    (12,337)
Issuance of Class A
    shares (par $.001)     4,750,000          --           --          5      7,567         --             --        --      7,567
Issuance of Class B
    shares (par $.001)            --     250,000           --          --       412         --             --        --        412

-----------------------------------------------------------------------------------------------------------------------------------


Balance at May 1, 2000
    (post-confirmation)    4,750,000     250,000           --           5     7,979         --             --        --      7,984

Comprehensive loss:
  Loss for the thirty-five
    weeks ended December 31,
    2000                          --         --            --          --        --       (564)            --        --       (564)
  Foreign currency translation
    adjustment                    --         --            --                    --         --             --       (18)       (18)
    Total comprehensive loss                                                                                              ---------
      for the thirty-five
      weeks ended December                                                                                                    (582)
      31, 2000               ---------   ---------  ---------   ---------   ---------  ---------     ---------  --------  ---------

Balance at December 31,
  2000(post-confirmation)  4,750,000      250,000          --    $      5     7,979       (564)            --       (18)     7,402
                          ==========   ==========   ==========   =========   =========  =========     =========  ========  ========



See accompanying notes to consolidated financial statements.

                                                 WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                                  Consolidated Statements of Cash Flows

Thirty-Five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and Years Ended December  31,  1999 and 1998
(Dollars in thousands)

                                                               POST-CONFIRMATION                    PRE-CONFIRMATION
                                                             ------------------- --------------------------------------------------
                                                                 THIRTY-FIVE           SEVENTEEN
                                                                 WEEKS ENDED          WEEKS ENDED                YEAR ENDED
                                                                 DECEMBER 31,            MAY 1,         DECEMBER 31,
                                                                                                    ----------------  -------------
                                                                     2000              2000              1999             1998
                                                             ------------------- -----------------  ----------------  -------------
Cash flows from operating activities:
  Net income (loss)                                           $           (564)            85,579           (61,340)       (29,984)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization of property and
        equipment                                                          372                269             1,197          1,348
      Provision for losses on accounts receivable                          182                439             3,112          1,812
      Amortization of deferred financing costs                              --                 --               474            650
      Amortization of intangible assets                                     --                 --               609            836
      Amortization of debt discount                                        284                 --                64            213
      Common stock issued to the Company's ESOP                             --                 --                --            703
      Deferred income taxes                                                 --                 --                --          2,716
      Extraordinary gain on debt discharge, net of tax                      --            (91,872)               --             --
      Loss on disposition of property and equipment                         --                 --                --            129
      Impairment of intangible assets                                       --                 --            22,498          8,442
      Impairment of assets held for sale                                    --              1,390            18,320          2,000
      Reorganization costs                                                  --                 --             2,602             --
      Changes in operating assets and liabilities, net
         of effects of business acquisitions:
         Assets held for sale                                               --                867            (1,414)            --
         Trade accounts receivable                                       1,136              4,192             5,248          3,673
         Inventories                                                     1,755                871            14,193            114
         Prepaid expenses and other current assets                       1,763                 10             1,203         (1,008)
         Other assets                                                      724                229            (1,348)        (1,706)
         Trade accounts payable and other liabilities                   (4,011)             1,725            (5,485)         6,528
                                                             -----------------   ----------------  -----------------  -------------
             Net cash provided by (used in) operating                    1,641              3,699               (67)        (3,534)
                   activities                                -----------------   ----------------  -----------------  -------------

Cash flows from investing activities:
   Capital expenditures                                                   (344)              (197)             (968)          (943)
   Proceeds from sale of property and equipment                             --                 --                --             43
   Proceeds from sale of assets                                             --                 --             2,050             --
                                                             -----------------   ----------------  -----------------  -------------
             Net cash (used in) provided by investing
                   activities                                             (344)              (197)            1,082           (900)
                                                             -----------------   ----------------  -----------------  -------------
Cash flows from financing activities:
   Net (payments on) proceeds from revolving line of
      credit                                                            (1,455)            (4,323)            2,932          5,914
   Increase (decrease) in book overdraft                                    --                 --            (2,158)        (1,075)
   Proceeds from other debt                                                 --             15,519            21,973             --
   Principal payments on debt                                               --            (15,315)          (22,723)          (594)
   Payment of DIP financing costs                                           --                 --            (1,214)            --
                                                             -----------------   ----------------  -----------------  -------------
              Net cash (used in) provided by financing
                activities                                              (1,455)            (4,119)           (1,190)         4,245
                                                             -----------------   ----------------  -----------------  -------------


Effect of exchange rate changes in cash                                    (16)                12                (1)            (1)
                                                             -----------------   ----------------  -----------------  -------------

              Net change in cash, carried forward            $            (174)              (605)             (176)          (190)
                                                             ==================  =================  ================  =============

              Net change in cash, brought forward            $            (174)              (605)             (176)          (190)

Cash at beginning of period                                                354                959             1,135          1,325
                                                             ------------------  -----------------  ----------------  -------------

Cash at end of period                                        $             180                354               959          1,135
                                                             ==================  =================  ================  =============

Supplemental disclosure of cash flow information - cash
   paid during the year for:
       Interest                                              $             974              1,062             2,643          6,825
                                                             ==================  =================  ================  =============
       Income taxes, net of refunds                          $              --               (365)               14             37
                                                             ==================  =================  ================  =============



See accompanying notes to consolidated financial statements.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

(1)   REORGANIZATION AND EMERGENCE FROM CHAPTER 11

      On April 20, 1999, Willcox & Gibbs, Inc. and its domestic subsidiaries (the "Company" or "W&G") each filed voluntary petitions for protection and reorganization under Chapter 11 of the Bankruptcy Code ("Chapter 11") with the U.S. District Court for the District of Delaware (the "Bankruptcy
      Court"). The Company filed a plan of reorganization (the "Plan") to consummate a financial restructuring that had been negotiated by the Company, certain of its major creditors and certain holders of the Company's outstanding 12.25% Series B Senior Notes (the "Notes") which was confirmed by the Bankruptcy Court on April 3, 2000 and became effective on May 1, 2000 (the "Effective Date"). The Company was operating as debtor-in-possession subject to the supervision of the Bankruptcy Court until May 1, 2000.

      Under the terms of this Plan, the only impaired claims and interests were claims relating to the Notes, unsecured other affiliate claims, general unsecured claims, convenience claims, and the interest represented by the predecessor common stock of W&G. Pursuant to the Plan, $85.0 million in Notes were canceled and each Holder thereof received a pro rata share, together with general unsecured creditors that elected to receive a stock distribution, of 4.75 million shares of Class A common stock of the reorganized W&G less 750,013 shares reserved for unsettled claims and trade claim noteholders. The 4.75 million shares of Class A common stock represented, as of the Effective Date, 95% of the shares of the W&G common stock. In addition, the Plan provided that the predecessor common stock of W&G be canceled and each holder thereof became entitled to receive a pro rata share of (a) 250,000 shares of Class B common stock of the reorganized W&G and (b) Series A, B and C Warrants (the "Warrants"), exercisable subject to certain conditions, for a total of 1.2 million shares of Class B common stock. The 250,000 shares of Class B common stock represented, as of the Effective Date, 5% of the shares of the reorganized Company common stock. The shares of Class B Common Stock were issued pursuant to the Plan to enable the former holders of predecessor common stock to vote separately as a class for two directors prior to May 1, 2002.

      Any or all of the Class B common stock may be converted to Class A common stock on a share-by-share basis, at the election of the Holder of the Class B common stock to be converted. Effective May 1, 2002, all Class B common stock will be automatically converted to Class A common stock.

      The 250,000 shares of Class B common stock represented, as of the Effective Date, 5% of the common stock of the Company. The Series A, B, and C Warrants are for the purchase of a total of 1,170,253 additional shares of Class B common stock of the Company, exercisable at a purchase price of $.01 per share. None of the Warrants may be exercised until the next business day after the second anniversary of the Effective Date, unless there has been a "Change in Control" (as defined in the Plan).

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

      The Series A Warrants for 363,081 of the shares of Class B common stock are exercisable if (a) the average daily closing price per share of the Class A common stock over a 20-day trading period equals or exceeds $4.00; or (b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the fifth anniversary of the Effective Date.

      The Series B Warrants for 389,446 of the shares of Class B common stock are exercisable if (a) the average daily closing price per share of the Class A common stock over a 20-day trading period equals or exceeds $5.00; or (b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the sixth anniversary of the Effective Date.

      The Series C Warrants for 417,726 of the shares of Class C common stock are exercisable if (a) the average daily closing price per share of the Class A common stock over a 20-day trading period equals or exceeds $6.00; or (b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the seventh anniversary of the Effective Date.

      Notwithstanding the terms and conditions to the exercise of the Warrants set forth above, the board of directors of the Company, at any time, may provide for exercise of the Warrants on terms and conditions that are, in every material respect, more favorable to the holders of the Warrants.

      Holders of general unsecured claims and trade claims were offered on the following alternative distributions: (a) cash distribution of 25% of the allowed claim, not to exceed $3,000; or (b) stock distribution which is a pro rata share, together with the holders of the Notes referred to above, of the 4.75 million shares of Class A common stock, minus the common stock reserve for trade claim notes. Convenience claims were offered a cash distribution equal to 40% of the allowed claim.

      The holders of general unsecured claims that were "Trade Creditors" under the Plan and that agreed to extend "Post-Confirmation Unsecured Credit" (as defined in the Plan), which was accepted by the Company, became entitled under the Plan to receive Trade Claim Notes. These Notes equaled 100% of the allowed trade claim of such trade creditor, payable in equal annual installments over seven years. Under certain circumstances, the unpaid amount of a Note may be converted into the number of shares of Class A common stock that would have been distributed to such trade creditor had such amount been treated as an allowed general unsecured claim electing a stock distribution.

      Pursuant to the Plan, the Company's certificate of incorporation and bylaws were amended and restated in their entirety. As of the Effective

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


      Date, the Company was obligated under the Plan to issue 4.75 million shares of Class A common stock and 250,000 shares of Class B common stock. In addition, 1.2 million shares of Class B common stock were reserved for issuance upon exercise of the Warrants.

      For financial reporting purposes, those liabilities and obligations whose disposition was dependent upon the outcome of the Chapter 11 case were segregated and reclassified as "liabilities subject to compromise" under reorganization proceedings on the consolidated balance sheet as of
      December 31, 1999. During the pendency of the Chapter 11 case, W&G discontinued accruing interest on the Notes. The net expense occurring as a result of the Chapter 11 filings and all reorganization efforts of W&G have been segregated from ordinary operations and reported as reorganization costs in the consolidated statement of operations for the seventeen weeks ended May 1, 2000 and year ended December 31, 1999.

      FRESH-START REPORTING

      In accordance with AICPA Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE (SOP 90-7), the Company adopted "fresh-start reporting" and reflected the effects of such adoption in the financial statements as of and for the periods subsequent to May 1, 2000. The financial statements since May 1, 2000, have been separated from prior period amounts by a bold line to signify that the consolidated statements of operations, stockholders' equity, and cash flows after May 1, 2000, are those of a new reporting entity and have been prepared on a basis not comparable to prior periods.

      The reorganization value of the Company was determined by management in consideration of several factors and by reliance on various valuation methods, including discounted cash flows, cash flow multiple ratios, and other applicable ratios. Reorganization value generally approximates fair value of the entity before considering liabilities and approximates the amount a buyer would pay for the assets of the entity after the restructuring. Based on information from parties in interest and from the Company's financial advisors, the total reorganization value of the Company was $43.2 million, determined using the present value of discounted cash flows of the reorganized Company.

      The primary valuation methodology employed to determine the reorganization value of the Company was a net present value approach. The estimated unleveraged reorganization value of the Company was computed using a discounted cash flow analysis. Contained within that analysis were the present values of (i) the discounted projected free cash flows of the Company through fiscal year 2004, (ii) the discounted terminal value of the Company at the end of that 2004 fiscal year, and (iii) projected excess cash on hand at the Effective Date. For purposes of discounting values, a discount rate of 15% was utilized throughout the analysis. The terminal value was computed by multiplying the Company's projected operating cash flow in the 2004 fiscal year times a cash flow market

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


      multiple of 5.5, which serves as an estimate of the cash flow stream of the Company in perpetuity.

       All payments and distributions required by the Plan to be made by the Company in respect of prepetition claims against the Company have been made or provided for in the accompanying consolidated balance sheet, and no further recourse to the Company may be had by any person with respect to any prepetition claims.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)

      The value of cash distributed, new equity securities issued, and liabilities assumed was $91.9 million less than the allowed claims of $104.5 million and the resulting gain was recorded as an extraordinary item. The following plan of reorganization recovery analysis table summarizes the adjustments required to record the reorganization and the issuance of the various securities in connection with the implementation of the Plan:


                                                                                  Recovery
                                                               -----------------------------------------------
                                       Pre-       Elimination               Class A     Class B
                                   confirmation    of debt     Surviving     common      common      Total         %
                                     amounts      and equity   liabilities   stock       stock      recovery   recovered
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------
    Pre-petition liabilities:
       Senior subordinated notes
         including interest of
         $8,167                    $    93,851      (86,279)         --       7,572          --        7,572        8.1%
       Trade claims including
         reserve of Class A
         common stock of 1,550
         for future claims              10,672       (5,593)      5,079          --          --        5,079       47.6%
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------

      Liabilities subject to
         compromise                $   104,523      (91,872)      5,079       7,572          --       12,651
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------

      Common stock                      12,337      (11,925)         --          --         412          412
      Accumulated deficit               (9,369)       9,369          --          --          --           --
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------

                                   $   107,491      (94,428)      5,079       7,572         412       13,063
                                   =============  ===========  =========== =========== =========== =========== ===========

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)

      The effect of the Plan on the Company's consolidated balance sheet as of May 1, 2000 is as follows:

                                                            Adjustments to Record Plan of Reorganization

                                                -----------------------------------------------------------------------
                                                                     Trade
                                                                    creditor          Fresh-Start
                                                                      and            reporting and
                                                 Prior to             debt          reorganization          After
                                               reorganization       discharge          adjustments       reorganization
                                             ------------------  ----------------  ------------------   ---------------
       Assets:
          Current assets:
             Cash                            $          354                --                 --               354
             Trade receivables                       12,889                --                 --            12,889
             Inventories                             17,746                --                 --            17,746
             Prepaid expenses and other               3,401                --                 --             3,401
             Assets held for sale                     1,646                --                 --             1,646
                                                --------------  -----------------  ------------------   ---------------
                  Total current assets               36,036                --                 --            36,036

          Property and equipment, net                 2,486                --                 --             2,486
          Intangible assets                              --                --                 --                --
          Other assets                                4,658                --                 --             4,658
                                                --------------  -----------------  ------------------   ---------------
                  Total assets               $       43,180                --                 --            43,180
                                                ==============  =================  ==================   ===============
       Liabilities and stockholders' equity:
          Current liabilities:
             Accounts payable                $        3,495                --                 --             3,495
             Revolver                                15,519                --                 --            15,519
             Accrued expenses and other
             liabilities                              9,577               879(a)              --            10,456

                                                --------------  -----------------  ------------------   ---------------
                  Total current Liabilities          28,591               879                 --            29,470

       Liabilities subject to compromise under
             reorganization proceedings             104,523          (104,523)                --                --
       Other noncurrent liabilities                   1,526             4,200(d)              --             5,726
                                                --------------  -----------------  ------------------   ---------------
                  Total liabilities                 134,640           (99,444)                --            35,196
                                                --------------  -----------------  ------------------   ---------------
       Stockholders' equity:
          Common stock - old                         10,337                --            (10,337)(b)            --
          Common stock - new                             --                 5(c)              --                 5
          Additional paid-in-capital                  2,000             7,567(c)          (1,588)(b)         7,979
          Accumulated deficit                      (101,241)           91,872              9,369                --
          Other comprehensive loss                   (2,556)               --              2,556                --
                                                --------------  -----------------  ------------------   ---------------
                  Total stockholders'
                        Equity (deficit)            (91,460)           99,444                 --             7,984
                                                --------------  -----------------  ------------------   ---------------

                  Total liabilities and
                        stockholders'        $       43,180                --                 --            43,180
                        equity                  ==============  =================  ==================   ===============


       (a)  To reflect cash distributions pursuant to the Plan.
       (b)  To reflect the effects of fresh-start reporting.
       (c)  To reflect the issuance of the Class A and Class B common stock.
       (d)  To reflect liabilities assumed pursuant to the Plan.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


      The effects of transactions and adjustments related to the Company's Chapter 11 filing and subsequent reorganization related activities were as follows:

                                                                       Pre-Confirmation
                                                           -----------------------------------------
                                                            Seventeen weeks
                                                                 ended               Year ended
                                                                 May 1,             December 31,
                                                                  2000                  1999
                                                           -------------------    ------------------
      Impairment of assets:
          Goodwill related to acquisitions
            (see note 3)                                $            --                22,498
                                                           -------------------    ------------------
      Impairment of assets from reorganization:

           Property, plant, and equipment                            --                 1,776
           Inventory                                                581                 8,039
           Receivables                                              809                 5,551
           Other                                                     --                 2,954
                                                           -------------------    ------------------
                                                                  1,390                18,320
                                                           -------------------    ------------------

                                                        $         1,390                40,818
                                                           ===================    ==================



(2)    OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)    OPERATIONS AND PRINCIPLES OF CONSOLIDATION

              Willcox & Gibbs, Inc. and subsidiaries (the "Company") is engaged principally in the distribution of replacement parts, supplies, and ancillary equipment to manufacturers of apparel and other sewn products in the domestic and export markets. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

       (B)    CASH AND CASH EQUIVALENTS

              Cash and cash equivalents consist of cash held in banks.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (C)    INVENTORIES

              Inventories are stated at the lower of cost or market. Cost is determined primarily by using the first-in, first-out method.

       (D)    PROPERTY AND EQUIPMENT

              Property  and  equipment  are  recorded at cost.  Depreciation  is
              provided  primarily  using  the  straight-line   method  over  the
              following estimated useful lives of the respective assets:

                           Buildings                                   40 years
                           Machinery and equipment                 3 to 7 years
                           Furniture and fixtures                  5 to 7 years


              Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

       (E)    DEFERRED FINANCING COSTS

              Deferred financing costs represent origination fees and other related costs incurred in connection with establishment of the Company's credit facilities and the issuance of its senior notes indenture.

       (F)    INTANGIBLE ASSETS

              Intangible assets consisted primarily of costs in excess of the fair value of net assets acquired in business combinations recorded as goodwill. Intangible assets were amortized on a straight-line basis over the expected periods to be benefited, generally 40 years. The Company assessed the recoverability of its intangible assets by determining whether the amortization of such balances over their remaining life can be recovered through undiscounted future operating cash flows. The amount of impairment was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets could be impacted if estimated future operating cash flows are not achieved. At December 31, 1999, intangible assets were impaired due to decisions made by management to discontinue the sale of equipment stocked by the Company and the reduced cash flows as a result of management's decision (see note 1).

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (G)    DESCRIPTION OF LEASING ARRANGEMENTS

              The Company's leasing operations consist principally of leasing various types of apparel equipment. These leases are classified as direct financing leases which generally expire over the next five years.

       (H)    INCOME TAXES

              Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (I)    FORWARD EXCHANGE CONTRACTS

              The Company, from time to time, enters into forward exchange contracts for foreign currency as a hedge against accounts payable denominated in a foreign currency. These contracts are used by the Company to minimize exposure and reduce risk from exchange rate fluctuations in the normal course of its foreign business. Gains and losses on forward exchange contracts are deferred and included in the measurement of foreign currency transaction gains and losses when realized. Cash provided and used for forward exchange contracts is included in the cash flows resulting from changes in trade accounts payable. No such contracts were outstanding at December 31, 2000 or 1999.

       (J)    FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME

              The local currency has been used as the functional currency of the Company's subsidiaries located outside of the United States of America. Assets and liabilities denominated in foreign currency are translated from their respective foreign currencies into U.S. dollars using exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rates in effect during the period. Translation gains and losses are included in stockholders' equity (deficit) as a component of accumulated other comprehensive income.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (K)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying value of all financial instruments except "liabilities subject to compromise" approximates fair value due to the short-term nature of such instruments, and the determination of fair value for "liabilities subject to compromise" is not practicable.

       (L)    INCOME (LOSS) PER SHARE

              Basic  income  (loss) per share is computed by dividing net income
              (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted income (loss) per share is computed by dividing net income (loss) by the sum of (1) the weighted-average number of shares of common stock outstanding during the period, (2) the dilutive effect of the assumed exercise of stock options using the treasury stock method, and (3) dilutive effect of other potentially dilutive securities.

       (M)    STOCK OPTIONS

              The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, had been applied.

       (N)    COMPREHENSIVE INCOME

              Comprehensive income for the Company consists of net income (loss) and foreign currency translation adjustments, and is presented in the accompanying consolidated statements of stockholders' equity (deficit).

       (O)    USE OF ESTIMATES

              Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (P)    SALES RECOGNITION

              Sales are generally recognized upon shipment of the goods to the customer. Revenues from the licensing of software are recorded upon delivery in accordance with Statement of Position (SOP) 97-2 SOFTWARE REVENUE RECOGNITION.

       (Q)    RECLASSIFICATIONS

              Certain reclassifications were made to the 1999 and 1998 accounts to conform to classifications adopted in 2000.

       (R)    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

              In June 1998,  the  Financial  Accounting  Standards  Board (FASB)
              issued Statement of Financial  Accounting  Standards No. 133 (SFAS
              133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138), ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AN AMENDMENT OF SFAS 133. SFAS 133 and 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS 133 and SFAS 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Company adopted SFAS 133 and SFAS 138 on January 1, 2001.

              The Company did not have any outstanding derivative instruments or hedging transactions at December 31, 2000. The Company is assessing the impact of SFAS 133 and SFAS 138 on anticipated hedging instruments.

       (S)    TRANSFERS AND SERVICING OF FINANCIAL ASSETS

              In September 2000, SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES, was issued. SFAS 140 is effective for all transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001; the Statement is effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 5, 2000. Due to the nature of its business, the Company does not expect a material change to its results of operations as a result of adopting SFAS 40.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(3)    ACQUISITIONS

       Effective January 3, 1997, the Company acquired all the outstanding capital stock of Macpherson Meistergram, Inc. ("Macpherson"). Macpherson was primarily engaged in the distribution of embroidery equipment and supplies to the apparel industry. The aggregate purchase price consisted of $24.0 million in cash and the assumption of approximately $6.1 million of indebtedness and $6.4 million of trade payables. As a result of the transaction and related financing, the Company recorded approximately $21.1 million of intangible assets and $4.6 million of deferred financing costs in 1998. In 1999, as a result of management's decision to discontinue selling embroidery equipment and dispose of the Canadian division (see note ), write-downs of accounts receivable, inventory, and other assets, and an impairment of property, plant, and equipment, and the intangible assets in the amount of $19.9 million were recorded in 1999. The Company also expensed the unamortized deferred financing costs related to this acquisition in 1999 as a reorganization item.

       Also effective January 3, 1997, the Company acquired all the outstanding capital stock of Embroidery Leasing Corp., which changed its name to Emtex Leasing Corp. ("ELC"), a leasing affiliate of Macpherson, for approximately $0.9 million. As a result of the transaction, the Company recorded approximately $0.7 million of intangible assets in 1998. In 1999, as a result of management's decision to sell most of the equipment leased by ELC to Barudan, the equipment's manufacturer (note 7), the Company recorded an impairment of the intangible assets related to this acquisition in the amount of $0.7 million. ELC currently operates as a broker through an exclusive leasing agreement with Barudan whereby
       Barudan's  customers  may  lease  equipment  using  ELC  as  the  broker.
       Barudan's customers, however, may elect not to use ELC as the leasing agent under this new agreement.

(4)    SALES OF ASSETS

       On May 4, 1999, the Company sold certain assets held for sale by Willcox & Gibbs, Ltd. for cash of approximately $1.8 million. A portion of the proceeds were used to repay a variable rate note payable by Willcox & Gibbs, Ltd. of approximately $1.1 million and substantially all other non-insider creditors. The Company recorded a net loss of approximately $0.5 million from this sale.

       Effective December 3, 1999, the Company sold certain assets of Geofrey E. Macpherson Canada, Inc., its Canadian subsidiary, for $0.9 million. The consideration consisted of approximately $0.3 million of accounts payable owed by the Company to the purchaser which were canceled, $0.3 million

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       was paid to the Company in cash and the remaining $0.3 million was paid on June 1, 2000 through a six-month promissory note at 8% interest. The Company did not record a gain or loss on this sale.

       Effective January 20, 2000, the Company sold certain assets of Macpherson for approximately $1.2 million, of which 0.7 million was paid on July 20, 2000 through a 6-month note at 6% interest and the remaining $0.5 million was paid on January 20, 2001 through a 12-month note at 6% interest. These assets were classified as assets held for sale at December 31, 1999. The Company did not record a gain or loss on this sale.

       On May 19, 2000, the Company entered into an agreement to transfer certain assets of Unity Sewing Supply for an amount to be paid upon subsequent sales of the inventory included in the assets. At December 31, 1999, these assets were included in assets held for sale totaling approximately $2.0 million. Impairment charges related to reorganization items associated with this agreement of $1.4 million and $7.1 million were recorded in the seventeen-week period ended May 1, 2000 and the year ended December 31, 1999, respectively. In 2000, the Company revised its estimate of the recoverability of the remaining assets at Unity and incurred additional expenses in the amount of $0.5 million for the impairment of inventory and $0.8 million for the impairment of accounts receivable. These expenditures are reflected as reorganization expenses in the accompanying statement of operations (see note 1). Payments received to date include: $0.8 million received in September 2000, $0.2 million received in December 2000, and $0.2 million received in March 2001.

(5)    INVENTORIES

       Inventories consist of the following at December 31, 2000 and 1999:

                                    POST-CONFIRMATION              PRE-CONFIRMATION
                                ------------------------       ------------------------
                                       DECEMBER 31,                   DECEMBER 31,
                                          2000                           1999
                                ------------------------       ------------------------

      Parts and supplies          $         14,054                            14,274
      Machinery and equipment                1,937                             4,713
                                ------------------------       ------------------------

                                  $         15,991                            18,987
                                ========================       ========================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(6)    PROPERTY AND EQUIPMENT

       Property and equipment consists of the following at December 31, 2000 and 1999:

                                        POST-CONFIRMATION              PRE-CONFIRMATION
                                     ------------------------       ------------------------
                                           DECEMBER 31,                   DECEMBER 31,
                                               2000                           1999
                                     ------------------------       ------------------------
      Buildings and leasehold
      improvements                   $           659                               737
      Machinery and equipment                  1,703                             3,498
      Furniture and fixtures                     465                               856
                                     ------------------------       ------------------------
                                               2,827                             5,091
      Less accumulated depreciation              372                             2,533
                                     ------------------------       ------------------------

         Net property and equipment  $         2,455                             2,558
                                     ========================       ========================

(7)    NET INVESTMENT IN DIRECT FINANCING LEASES

       The following lists the components of the net investment in direct financing leases which are included in other assets as of December 31, 2000 and 1999:

                                         POST-CONFIRMATION              PRE-CONFIRMATION
                                            DECEMBER 31,                   DECEMBER 31,
                                                2000                           1999
                                     ------------------------       ------------------------
      Total minimum lease payments to
          be received                 $        2,694                             3,630
      Allowance for uncollectables              (450)                             (423)
                                     ------------------------       ------------------------

        Net investment in leases      $        2,244                             3,207
                                     ========================       ========================


                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       At December 31, 2000, future minimum lease payments to be received for each of the five succeeding fiscal years are as follows:

                   Year ending December 31,

                             2001                                 $    992
                             2002                                      956
                             2003                                      804
                             2004                                      523
                             2005                                      290
                                                                  ----------

                              Total minimum lease payments        $  3,565
                                                                  ==========

       In some instances, the Company will bundle and sell the lease payment streams to a third party for a fee. Minimum lease payments do not include these payment streams sold to a third party. Fees receivable from a third party as a result of these transactions are approximately $0.5 million and $0.1 million at December 31, 2000 and 1999, respectively, and are included in other assets.

       The lessee has the option to purchase the equipment at its fair market value at the end of the lease term. The Company records a receivable and deferred income at the inception of the lease (generally, 10% of the original equipment cost) and recognizes income on a straight-line basis over the life of the lease. Net purchase options included in other assets at December 31, 2000 and 1999 are approximately $0.5 million and $0.6 million, respectively, and are included in other assets.

(8)    REVOLVING LINE OF CREDIT

       On the Effective Date of May 1, 2000, the Company obtained a new credit agreement ("New Facility") with its principal lenders which provides for revolving loans, letters of credit, bankers acceptances, and other credit accommodations through April 28, 2003 of up to the lesser of (i) $23.0 million ($20.0 million effective April 29, 2001) or (ii) the advance rate applicable to eligible accounts receivable, inventory, and certain other collateral, subject to a sublimit of $4.0 million for letters of credit, bankers acceptances and other credit accommodations. At December 31, 2000, approximately $0.7 million was available under the New Facility and there were no letters of credit outstanding. Under the New Facility, substantially all of the assets of the Company are pledged as security. Borrowings under the facility bear interest at prime rate plus 0.75% per annum which was 10.25% at December 31, 2000. The Company will pay a

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       facility fee in the amount of approximately $0.1 million per year. The Company will also pay a $2,000 per month servicing fee and 0.25% per annum fee for unused credit.

       The New Facility includes various covenants including restrictions on capital expenditures, leases, purchase money security interests, consolidated cumulative net losses, and requirements that certain financial ratios be maintained. At December 31, 2000, the Company was in compliance with all such covenants of the New Facility.

       In connection with the Company's and certain of its subsidiaries' voluntary petitions for reorganization under the Bankruptcy Code, the Company and certain subsidiaries entered into Debtor-In-Possession ("DIP") loan agreements on April 20, 1999 intended for borrowings during the bankruptcy proceedings and used the proceeds of loans thereunder to repay the existing revolving credit facility.

       Under the DIP agreements, a revolving facility was established in the amount of $23.0 million including a $5.0 million subfacility for letters of credit. Substantially all of the assets of the Company were pledged as security under the DIP agreement. The revolving facility contained financial covenants related to minimum earnings before interest, taxes, depreciation and amortization as well as a minimum fixed charge coverage ratio. Interest on this agreement was the prime rate plus 2% or 10.5 % at December 31, 1999. Approximately $12.0 million in principal and interest and $1.3 million in letters of credit were outstanding under this agreement at December 31, 1999.

       At December 31, 1999, the Company was not in compliance with the covenants under the DIP financing agreements, and no waiver of the covenants was obtained. The company operated in default of these DIP agreements which were subsequently paid upon approval of the Plan (note
       1).

       Effective February 5, 1999, the Company amended its revolving credit agreement. This amended credit agreement: (i) increased the maximum amount which can be borrowed from $22 million to $23 million; (ii) modified the borrowing base to 81% of eligible accounts receivable plus 35% of eligible inventory less outstanding letters of credit; and (iii) accelerated the maturity of the facility to April 15, 1999. In addition, the lender did not waive the default resulting from the Company's failure to make its December 15, 1998 interest payment on the Notes (note 1), but acknowledged that it would not assert its rights with respect to such default unless the Note holders asserted their rights under the senior Notes indenture. The amended credit agreement did not cure the covenant violations which existed at December 31, 1998.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(9)    LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS

       Certain pre-petition liabilities were approved by the Bankruptcy Court for payment. At December 31, 1999, certain liabilities were included in accounts payable and accrued expenses and other liabilities. The remainder of the Company's pre-petition liabilities whose disposition was dependent upon that of the Chapter 11 proceedings were classified as liabilities subject to compromise in the accompanying consolidated balance sheet for December 31, 1999.

       These liabilities are summarized as follows as of December 31, 1999:

             Unsecured trade creditors                                       $       10,672
             12.25% Series B senior notes, including
                 accrued, unpaid interest of $8,167, net of
                 unamortized discount of $1,000                                      93,851
                                                                              -----------------

                                                                             $      104,523
                                                                              =================

(10)   LONG-TERM DEBT

       Long-term debt at December 31, 2000 and 1999 consisted of the following:

                                                                  POST-CONFIRMATION           PRE-CONFIRMATION
                                                               -----------------------      --------------------
                                                                        2000                        1999
                                                               -----------------------      --------------------

      Trade creditor notes, noninterest-bearing, due
          in annual installments through May 1, 2007, net
          of unamortized discount of $1,555 in 2000            $        4,484                            --
      Variable rate term loan, interest payable monthly,
          due upon confirmation of reorganization plan
                                                                           --                         7,674
                                                                 -----------------------     --------------------
                                                                        4,484                         7,674

      Less current portion                                                 --                         7,674
                                                                 -----------------------       --------------------

      Long-term debt, excluding current portion                $        4,484                            --
                                                                 =======================       ====================

       Effective April 20, 1999, in connection with the debtor in possession financing, the Company obtained a term loan in the amount of $7.5

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       million. This term loan was due upon consummation of the Plan on April 20, 2000. The interest rate was equal to the prime rate (as long as it exceeds 7.75%) plus 6.25% (14.75% at December 31, 1999) and payable monthly. Up to 3.25% of the interest may be paid-in-kind which is added to the outstanding principal balance. The balance was secured by certain assets of the Company such as cash, accounts receivable, and inventory. The term loan agreement required the Company to comply with certain financial covenants including restrictions on liens, capital expenditures, debt, and requirements that certain financial covenants be met. At December 31, 1999, the Company was not in compliance with various covenants. This term loan was paid upon emergence from bankruptcy on May 1, 2000.

(11)   INCOME TAXES

       Total income tax expense (benefit) for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 was allocated as follows:

                                     POST-CONFIRMATION                           PRE-CONFIRMATION
                                  ----------------------    --------------------------------------------------------
                                        THIRTY-FIVE              SEVENTEEN
                                        WEEKS ENDED              WEEKS ENDED             YEAR ENDED DECEMBER 31,
                                        DECEMBER 31,                MAY 1,      ------------------------------------
                                           2000                      2000             1999                1998
                                  ---------------------        ---------------  ------------------------------------
      Income (loss) from
        continuing operations     $            --                       267                 --              2,320
      Extraordinary item                       --                        --                 --                 --
                                  ----------------------       ---------------  -----------------  -----------------
                                  $            --                       267                 --              2,320
                                  ======================       ===============  =================  =================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       Income tax expense (benefit) attributable to continuing operations for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 consists of the following:

                                     POST-CONFIRMATION                           PRE-CONFIRMATION
                                  ----------------------    --------------------------------------------------------
                                        THIRTY-FIVE              SEVENTEEN
                                        WEEKS ENDED              WEEKS ENDED             YEAR ENDED DECEMBER 31,
                                        DECEMBER 31,                MAY 1,      ------------------------------------
                                           2000                      2000             1999                1998
                                  ---------------------        ---------------  ------------------------------------
       Current:
         Federal                  $            --                        --                 --               (391)
         State                                 --                        --                 --                 --
         Foreign                               --                       267                 --                 (5)
                                  ----------------------       ---------------  -----------------  -----------------
                                               --                       267                 --               (396)
                                  ----------------------       ---------------  -----------------  -----------------

       Deferred:
         Federal                  $            --                        --                 --               2,430
         State                                 --                        --                 --                 286
                                  ----------------------       ---------------  -----------------  -----------------
                                               --                        --                 --               2,716
                                  ----------------------       ---------------  -----------------  -----------------
                                                                                                             2,320
                                  $            --                       267                 --
                                  ======================       ===============  =================  =================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       Actual income tax expense attributable to continuing operations differs from expected income tax expense (computed by applying the U.S. federal statutory income tax rate of 34% to the loss before income taxes and extraordinary item) for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000 and for the years ended December 31, 1999 and 1998 as follows:

                                         POST-CONFIRMATION                           PRE-CONFIRMATION
                                      ----------------------    --------------------------------------------------------
                                            THIRTY-FIVE              SEVENTEEN
                                            WEEKS ENDED              WEEKS ENDED            YEAR ENDED DECEMBER 31,
                                            DECEMBER 31,                MAY 1,      ------------------------------------
                                               2000                      2000             1999                1998
                                      ---------------------        ---------------  ------------------------------------
       Computed "expected" income
         tax expense (benefit)        $          (192)                   (2,140)           (19,971)            (9,406)
       Increase (decrease) income
         taxes resulting from:
           Differing foreign tax
             rates                                (26)                     (281)             2,568                 37
           Nondeductible expenses                 102                        34              7,751                109
           State taxes, net of
             of income tax benefit                 --                        --                 --                162
           Change in valuation
             allowance                            636                     2,654             11,776             11,397
           Other, net                            (520)                       --             (2,124)                21
                                      ----------------------       ---------------  -----------------  -----------------
                                      $            --                       267                 --              2,320
                                      ======================       ===============  =================  =================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                                       Post-Confirmation            Pre-Confirmation
                                                                      ---------------------       ----------------------
                                                                              2000                        1999
                                                                      ---------------------       ----------------------
      Deferred tax assets:
          Accounts receivable, due to allowance for doubtful accounts $      1,285                         1,246
          Inventory, due to reserves for obsolescence and costs
            capitalized for tax purposes                                     2,382                         2,727
          Costs not yet expensed for tax purposes                            4,792                            --
          Net operating loss carryforwards                                  24,607                        19,901
                 Total deferred tax assets                            ---------------------       ----------------------
                                                                            33,066                        23,874
          Less valuation allowance                                         (33,032)                      (23,173)
                                                                      ---------------------       ----------------------
                 Net deferred tax assets                                        34                           701
                                                                      ---------------------       ----------------------
      Deferred tax liabilities:
          Accelerated depreciation                                             (34)                         (670)
          Costs not yet expensed for book purposes                              --                           (31)
                                                                      ---------------------       ----------------------
                 Total deferred tax liabilities                                (34)                         (701)
                                                                      ---------------------       ----------------------
                 Net deferred tax asset (liability)                   $         --                            --
                                                                      =====================       ======================


       Income (loss) before income taxes and extraordinary item for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 is composed of the following:

                                  POST-CONFIRMATION                           PRE-CONFIRMATION
                               -----------------------   ----------------------------------------------------------
                                    THIRTY-FIVE              SEVENTEEN
                                    WEEKS ENDED             WEEKS ENDED              YEAR ENDED DECEMBER 31,
                                    DECEMBER 31,              MAY 1,           ------------------------------------
                                        2000                   2000                 1999                1998
                               -----------------------   ------------------    ---------------    -----------------
      U.S.                  $            (262)                (6,211)              (53,786)            (25,540)
      Foreign                            (302)                   185                (7,554)             (2,124)
                               -----------------------   ------------------    ---------------    -----------------
                            $            (564)                (6,026)              (61,340)            (27,664)
                               =======================   ==================    ===============    =================

       As of December 31, 2000, a valuation allowance of $33 million was recorded for deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       upon the generation of future taxable income during the periods in which those temporary differences become deductible. At December 31, 2000, the Company has net operating loss carryforwards of approximately $64.6 million for federal and state income tax purposes which will expire in 2020 if not utilized to offset future taxable earnings of the Company. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the nature of the temporary differences and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize the benefits of these deductible differences.

       No   provision  is  made  for  income  taxes  which  may  be  payable  if undistributed earnings of foreign subsidiaries were to be paid as dividends to the Company, since the Company intends that such earnings will continue to be invested in those countries. Foreign tax credits may be available as a reduction of United States income taxes in the event of such distributions.

(12)   PENSION BENEFITS AND OTHER RETIREMENT PLANS

       The Company has a qualified noncontributory defined benefit pension plan covering substantially all of its domestic employees. The benefits are based on years of service and defined levels of compensation. The Company made annual contributions to the plan based on amounts determined by its actuaries until July 31, 1998, when the plan was curtailed whereby no employee became a participant in the plan after such date, and no participants' accrued benefits under the plan increased after July 31, 1998.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       The   change  in   benefit   obligation,   change  in  plan   assets  and
       reconciliation of funded status for 2000 and 1999 is summarized as follows:

                                                                POST-CONFIRMATION             PRE-CONFIRMATION
                                                              -----------------------       ----------------------
                                                                DECEMBER 31, 2000             DECEMBER 31, 1999
                                                              -----------------------       ----------------------
      CHANGE IN BENEFIT OBLIGATION
         Benefit obligation at beginning of year              $      8,105                         8,852
           Service cost                                                 --                            --
           Interest cost                                               643                           596
           Benefit payments                                           (395)                         (358)
           Actuarial gain (loss)                                       662                          (985)
           Plan curtailment                                             --                            --
                                                              -----------------------       ----------------------
        Benefit obligation at end of year                            9,015                         8,105

      CHANGE IN PLAN ASSETS
         Fair value of plan assets at beginning of year              8,514                         7,759
           Actual return on plan assets                                324                           607
           Employer contributions                                      128                           506
           Benefits paid                                              (395)                         (358)
                                                              -----------------------       ----------------------

        Fair value of plan assets at end of year                     8,571                         8,514

      RECONCILIATION OF FUNDED STATUS
         Funded status at end of year                                 (444)                          409
         Unrecognized actuarial (gain) loss                            209                          (839)
                                                              -----------------------       ----------------------

           Accrued pension cost                               $       (235)                         (430)
                                                              =======================       ======================

       In 1998, the Company also maintained a defined benefit plan for substantially all employees of its United Kingdom subsidiary. The plan was funded annually for the maximum amount permitted by local statute. The benefits were based on years of service and defined levels of compensation. In connection with the Plan (note 1), the Company is no longer responsible for payment of the pension liability as controlling ownership has passed to the new stockholders.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       Net pension cost for the thirty-five weeks ended December 31, 2000, the seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998 include the following components:

                                   Post-Confirmation                            Pre-Confirmation
                                   ------------------       ---------------------------------------------------------
                                      Thirty-five             Seventeen
                                      weeks ended            weeks ended             Years ended December 31,
                                     December 31,              May 1,         ---------------------------------------
                                         2000                   2000             1999                 1998
                                   ------------------       --------------    -----------    ------------------------
                                                                                                           United
                                       Domestic               Domestic         Domestic      Domestic      Kingdom
                                   ------------------       --------------    -----------    ---------    -----------
      Service cost - benefits
        earned during the year     $      --                      --               --           215          170
      Interest cost on projected         433                     210              596           630          259
        benefit obligation
      Expected return on plan
        assets                          (478)                   (232)            (617)         (570)        (245)
      Curtailment gain                    --                      --               --          (194)          --
                                   ------------------       --------------    -----------    ---------    -----------
           Net pension cost        $     (45)                    (22)             (21)           81          184
                                   ==================       ==============    ===========    =========    ===========

       Assumptions used in accounting for the pension plans as of December 31, 2000, 1999, and 1998 were as follows:


                                                                Domestic                        United Kingdom
                                                    -------------------------------     ------------------------------
                                                      2000         1999       1998        2000        1999       1998
                                                     ------       ------     ------      ------      ------     ------
      Discount rates                                 7.50%        7.75        7.0         N/A         N/A         9.0
      Rates of increase in compensation levels       N/A          N/A         4.5         N/A         N/A         8.0
      Expected long-term rate of return on assets    8.5          8.5         8.0         N/A         N/A         9.0



       The Company also maintains an unfunded, nonqualified supplemental retirement plan covering key employees. Included in accrued retirement benefits in the accompanying consolidated balance sheets at December 31, 2000 and 1999 is $1.2 million and $1.1 million, respectively, relating to this plan. Such amounts were determined using an assumed discount rate of 8%. No salary increase was assumed as the Company has frozen salaries at specified amounts. Net periodic supplemental retirement expense of approximately $58,000, $30,000, $100,000, and $76,000 is included in the accompanying consolidated statements of operations for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998, respectively.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       In addition, the Company maintains the Willcox & Gibbs, Inc. Savings and Employee Stock Ownership Plan to provide eligible employees with an opportunity to purchase the Company's old Class A common stock through payroll deductions, which are matched by the Company, subject to certain limitations. Participants may also direct their contributions into any one, or combination of, available mutual fund investments. The purchase price of the Company's common stock is based on an independent appraisal of the value of the Company's shares at the subscription date. The Company's matching contributions vest at a rate of 20% for each year of service by the employee, with 100% vesting after five years of service. As of July 1, 1998, the Company had indefinitely suspended purchases of Company common stock by plan participants and began matching participant contributions into selected mutual funds, subject to an annual maximum of $3,000 per participant. The Company's contribution to the plan, net of forfeitures, was approximately $0.1 million, $0.1 million, $0.2 million, and $0.5 million for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998, respectively.

(13)   STOCK OPTIONS

       On July 27, 2000, the Company adopted the Willcox & Gibbs Stock Incentive Plan (WGSI Plan) to enable the Company to attract, retain, and rewards its employees, directors, consultants and advisors, and strengthen the mutuality of interest between such persons and the Company's stockholders. Awards under the WGSI Plan may be in the form of stock options, stock appreciation rights, restricted stock, deferred stock, loans, and/or tax offset payments. The total number of shares which may be issued under the WGSI Plan is 300,000. The exercise of a stock appreciation right for cash or the payment of any award in cash shall not count against this share limit. The option price per share of common stock, term, and exercisability shall be determined by the Compensation Committee of the Board of Directors. No option shall have a price which is less than the par value of the Company's common stock and no option term shall exceed 10 years. No options, rights, or awards have been granted or issued under the WGSI Plan as of December 31, 2000.

       On August 15, 1994, the Company adopted the old Willcox & Gibbs, Inc. Stock Incentive Plan ("Old Plan"). Under the plan, options to purchase 53,250 shares were authorized to be granted to key employees of the Company. All options granted expire after ten years. The options were exercisable and vested at a rate of 20% per year of service from date of grant. The options are fully exercisable after five years of service from date of grant. The Stock Incentive Plan was terminated and options were cancelled upon the Effective Date of the Plan (see note 1).

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As a result of the Company's bankruptcy filing (note 1), estimated pro forma amounts for the years ended December 31, 1999 and 1998 are not significant.

       A summary of the Company's stock option activity in the Old Plan and related information for the years ended December 31, 1999 and 1998 follows:

                                                        1999                                   1998
                                        ---------------------------------------  ----------------------------------

                                                              WEIGHTED-                               WEIGHTED-
                                                               AVERAGE                                 AVERAGE
                                                               EXERCISE                                EXERCISE
                                            OPTIONS             PRICE               OPTIONS             PRICE
                                            -------             -----               -------             -----
      Outstanding - beginning of year       47,800       $       10.61              47,800        $       10.61
      Granted                                  --                  --                 --                    --
      Exercised                                --                  --                 --                    --
      Forfeited                                --                  --                 --                    --
                                        ---------------   ---------------        ---------------    --------------
      Outstanding - end of year             47,800       $       10.61              47,800        $       10.61
                                        ===============   ===============        ===============    ==============
      Exercisable at end of year            41,800       $       10.61              31,800        $       10.61

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(14)   INCOME (LOSS) PER SHARE

       The following table sets forth the computations of basic and diluted income (loss), before extraordinary item, per share for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998:

                                            POST-CONFIRMATION                       PRE-CONFIRMATION
                                           --------------------    ---------------------------------------------------
                                               THIRTY-FIVE           SEVENTEEN
                                               WEEKS ENDED          WEEKS ENDED             YEAR ENDED DECEMBER 31,
                                              DECEMBER 31,             MAY 1,         --------------------------------
                                                  2000                  2000               1999              1998
                                           --------------------    ---------------    ---------------  ---------------
      Numerator for basic and diluted
         loss per share - loss before
         extraordinary item                        (564)                 (6,293)          (61,340)           (29,984)
      Denominator:
            Denominator for basic loss
                 per share - weighted-
            average shares outstanding        5,000,000               1,186,555         1,186,555           1,008,159
      Effect of dilutive securities:
                Employee stock options               --                      --                --                 --
          Warrants                                   --                      --                --                 --
                                           --------------------    ---------------    ---------------    -------------
      Denominator for diluted loss
         per share                            5,000,000               1,186,555         1,186,555           1,008,159
      Loss before extraordinary
         item per share - basic                   (.11)                (5.30)            (51.69)           (29.74)
                                           ====================    ===============    ===============    =============
      Loss before extraordinary
         item per share - diluted                 (.11)                (5.30)            (51.69)           (29.74)
                                           ====================    ===============    ===============    =============

       Employee stock options and warrants which were outstanding during 1999 and 1998 were excluded from the computation of diluted income (loss) per share because the effect would be antidilutive.

(15)   OPERATING SEGMENTS AND RELATED INFORMATION

       The Company has two reportable operating segments consisting of (a) Apparel and (b) Screen Printing distribution. Each segment represents a business unit that offers different products to dissimilar customer groups. Revenues from the licensing of software by the Company's Leadtec subsidiary have not been significant and are included in the apparel segment. These segments are managed separately due to the different economic characteristics, products, services and distribution methods relative to each segment. The Company evaluates the performance of its operating segments based upon revenues, gross profit and operating income. Intersegment revenues are not significant. The accounting policies of the two reportable operating segments are the same as those described in note 2.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       The Apparel segment consists of the distribution of replacement parts, supplies and equipment, including embroidery and ancillary equipment, to apparel and other sewing products manufacturers and distributors. The segment is differentiated primarily by use of stitching equipment.

       The Screen printing segment involves the sale and supplies for machinery utilizing a process by which designs are applied to fabric or other material using patterned screens. This segment distributes a comprehensive line of textile screen printing supplies, including inks, chemicals, emulsions, screen frames, screen mesh and other accessory items.

       Segment information as of the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 follows:

                                                        APPAREL           SCREEN PRINTING             TOTAL
                                                        -------           ---------------             -----
       POST-CONFIRMATION:
           THIRTY-FIVE WEEKS ENDED
           DECEMBER 31, 2000
           Revenues, net                                  $46,534                  2,865              49,399
           Gross profit                                    15,467                    567              16,034
           Selling, general &
             administrative expenses                       13,813                  1,521              15,334
           Operating income (loss)                          1,654                   (954)                700
           Total assets                                    36,561                    854              37,415
           Capital expenditures                               344                     --                 344

      -------------------------------------------------------------------------------------------------------------

       PRE-CONFIRMATION:
           SEVENTEEN WEEKS ENDED
           MAY 1, 2000
           Revenues, net                                  $26,657                  1,794              28,451
           Gross profit                                     8,917                    604               9,521
           Selling, general &
             administrative expenses                        9,293                    777              10,070
           Operating (loss) income                           (376)                  (173)               (549)
           Total assets                                    40,890                  2,290              43,180
           Capital expenditures                               197                     --                 197


                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)

           1999
           ----
           Revenues, net                                 $123,398                 10,092             133,490
           Gross profit                                    35,166                  2,026              37,192
           Selling, general &
             administrative expenses                       40,351                  3,279              43,630
           Operating loss                                  (5,185)                (1,253)             (6,438)
           Total assets                                    47,873                  3,904              51,777
           Capital expenditures                               968                     --                 968

          1998
          ----
           Revenues, net                                 $155,679                 17,774             173,453
           Gross profit                                    48,694                  1,524              50,218
           Selling, general &
              administrative expenses                      43,307                  8,847              52,154
           Other operating expenses                         1,815                 10,289              12,104
           Operating income (loss)                          3,572                (17,612)            (14,040)
           Total assets                                   113,674                  7,834             121,508
           Capital expenditures                               886                     57                 943


                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(16)   FOREIGN OPERATIONS

       Following is a summary of geographic area information, as measured by the locale of revenue-producing operations, for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998:

                                  Post-Confirmation                          Pre-Confirmation
                                  -----------------    -------------------------------------------------------------
                                    Thirty-five             Seventeen
                                    weeks ended            weeks ended
                                    weeks ended            weeks ended               Year ended December 31,
                                   December 31,               May 1,           -------------------------------------
                                        2000                  2000                   1999                1998
                                  -----------------    --------------------    -----------------    ----------------
      Net sales:
        United States             $     40,657                25,032                114,491              151,445
        Canada                              --                    --                  2,640                3,368
        United Kingdom                      --                    --                  2,071                6,131
        Latin America                    8,742                 3,419                 14,288               12,509
                                  -----------------    --------------------    -----------------    ----------------

                                  $     49,399                28,451                133,490              173,453
                                  =================    ====================    =================    ================

      Net income (loss), ex-
        cluding extraordi-
        nary items:
          United States           $       (262)               (6,478)               (53,786)             (27,867)
          Canada                            --                    --                   (128)                  82
          United Kingdom                    --                    --                 (5,620)              (2,449)
          Latin America                   (302)                  185                 (1,806)                 250
                                  -----------------    --------------------    -----------------    ----------------

                                  $       (564)               (6,293)               (61,340)             (29,984)
                                  =================    ====================    =================    ================

      Identifiable assets:
        United States             $     31,158                37,134                 45,707              107,393
        Canada                              --                    --                     43                1,006
        United Kingdom                      --                    --                     --                5,561
        Latin America                    6,257                 6,046                  6,027                7,548
                                  -----------------    --------------------    -----------------    ----------------

                                  $     37,415                43,180                 51,777              121,508
                                  =================    ====================    =================    ================


       Total sales to unaffiliated foreign customers were approximately $18.1 million, $8.0 million, $32.8 million and $42.2 million for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998, respectively.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(17)   SIGNIFICANT SUPPLIERS

       The Company is the exclusive distributor of genuine replacement parts in the United States for Pegasus Sewing Machine Mfg. Co., Ltd. ("Pegasus"), a Japanese sewing equipment manufacturer. The Company's distribution agreement with Pegasus extends through 2002 and automatically renews for successive two-year periods unless notice of termination is given at least one year prior to December 31, 2002 or the end of any successive two-year period of exclusivity. In order to maintain the exclusivity of the Pegasus distribution agreements, the Company must meet certain performance targets. Historically, the Company has generally satisfied these requirements, although the Company has not satisfied the requirements in prior years and Pegasus waived such shortfalls. During the years ended December 31, 2000, 1999, and 1998, approximately 15%, 9%, and 6%, respectively, of the Company's total purchases were from Pegasus.

       The Company is the exclusive distributor of genuine replacement parts in the United States for Pfaff AG ("Pfaff"), a German sewing equipment manufacturer. The Company's distribution agreement with Pfaff extends through 2003 and automatically renews in successive two year periods unless notice of termination is given at least one year before December 31, 2003 or before any two-year period of exclusivity. During the years ended December 31, 2000, 1999, and 1998, approximately 5%, 3%, and 5%, respectively, of the Company's total purchases were from Pfaff.

       In 1997, through its acquisition of Macpherson, the Company obtained exclusive distribution rights in the United States and Canada for Barudan embroidery machines under a distribution agreement among the Company, Barudan Company, Ltd. ("Barudan"), and certain of its affiliates. This distribution agreement was terminated in 1999. During the years ended December 31, 1999 and 1998, approximately 20% and 27%, respectively, of the Company's total purchases were from Barudan and affiliated companies.

       In January 2000, the Company entered into a new agreement with Barudan to act in the United States as (1) the exclusive distributor of genuine Barudan embroidery equipment parts and Barudan towel hemming machines and parts, (2) the exclusive dealer of used Barudan embroidery machines and
       (3) the exclusive provider of lease financing for Barudan embroidery machines. The new distribution agreement is until December 31, 2003. During the year ended December 31, 2000, approximately 6% of the Company's total purchases were from Barudan and affiliated companies under the new agreement.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(18)   COMMITMENTS

       The Company has several noncancelable operating leases, primarily for buildings and equipment. These leases generally contain renewal options for periods ranging from three to seven years and require the Company to pay most executory costs such as maintenance and insurance.

       Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2000 are approximately:


                     YEAR ENDING
                     DECEMBER 31:

                        2001                    $                    809
                        2002                                         418
                        2003                                         210
                        2004                                         210
                        Thereafter                                   650
                                                          ---------------------

                                                $                  2,297
                                                          =====================

       Total rental expense for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998 was approximately $0.8 million, $0.4 million, $2.0 million, and $2.1 million, respectively.

(19)   RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

       During 1998, the Company effected a restructuring with respect to its screen printing segment, principally involving the departure from the Company of the management of the segment and certain other employees and the discontinuance of the sale of screen printing equipment. As a result, the Company recorded a charge of $15.5 million in 1998. The charge included $1.8 million in severance benefits and other related costs, $8.5 million to write-off goodwill recorded when the Company acquired the screen printing segment, as well as $5.2 million for the impairment of certain inventory and accounts receivable and other related costs. Of this amount, $10.3 million was reflected as other operating expenses, $2.8 million was charged to selling, general and administrative expenses and $2.4 million was charged to cost of goods sold.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       In 1999, the Company revised its estimate of the recoverability of the remaining assets and incurred additional expenses as follows: $0.4 million for the impairment of inventory; $0.8 million for the impairment of accounts receivable; $0.4 million for the impairment of property, plant, and equipment; and $0.4 million for the impairment of various other assets and prepaid items. These expenditures are reflected as reorganization expenses in the accompanying statement of operations (see note 1).

       In December 1998, management decided to discontinue the operations of Willcox & Gibbs, Ltd., a subsidiary located in the United Kingdom. The Company intends to liquidate the related assets, which consist primarily of inventory, accounts receivable, investments in joint venture arrangements, and property and equipment. As a result, the Company recorded an impairment of property and equipment and joint venture investments, revised its estimate of the recoverability of inventory and accounts receivable and recorded $2.0 million of expense in 1998. Of this amount, $1.1 million has been reflected as other operating expenses, $0.5 has been recorded as cost of goods sold and $0.4 million has been charged to selling, general and administrative expenses.

       In 1999, the Company revised its estimate of the recoverability of the remaining assets at Willcox & Gibbs, Ltd. and incurred additional expenses as follows: $0.8 million for the impairment of inventory; $0.5 million for the impairment of accounts receivable: $0.7 million for the impairment of property, plant, and equipment; and $2.0 million for the impairment of various prepaid assets and other assets which includes a $1.3 million impairment on an investment in a joint venture. These expenditures are reflected as reorganization expenses in the accompanying statement of operations (see note 1).

       As a result of the Company's default on the Notes in December 1998, the Company began to incur costs in an effort to implement a financial restructuring. For the year ended December 31, 1998, such costs totaled $0.7 million and are reflected as other operating expenses.

(20)   SUBSEQUENT EVENT

       On March 30, 2001, the Company entered into an agreement to sell certain assets of the screen printing segment for a minimum of $360,000, payable in equal monthly installments beginning May 1, 2001. The Company has recorded charges of approximately $0.3 million in cost of sales for write-downs of inventory and approximately $0.2 million in selling, general, and administrative expenses for write-down of accounts receivable as a result of this agreement.

                                            Schedule II - Valuation and Qualifying Accounts
                                                        (Dollars in thousands)


                                              BALANCE AT        CHARGED TO        DEDUCTIONS        BALANCE
                                               BEGINNING         COSTS AND           FROM           AT END
                                               OF PERIOD         EXPENSES          RESERVES        OF PERIOD
                                             -------------     ------------      ------------    -------------


Thirty-five weeks ended    December 31,

    2000 -    allowance for doubtful accounts    $5,649               182            2,875          2,956
                                                  =====               ===            =====          =====

Seventeen weeks ended
    May 1, 2000 -
    allowance for doubtful accounts              $5,962               439              752          5,649
                                                  =====               ===              ===          =====

Year ended December 31, 1999 -allowance
    for doubtful accounts                        $5,451             3,112            2,601          5,962
                                                  =====             =====            =====          =====

Year ended December 31, 1998 -allowance
    for doubtful accounts                        $4,315             1,812              676          5,451
                                                  =====             =====              ===          =====

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

            Not applicable.


ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS AND SCHEDULES

            The financial statements and supplementary financial information and schedules included in this Report are listed in the introductory portion of Item 13.

EXHIBITS

            The Index to Exhibits to this Report is incorporated herein by reference. For convenience of reference, exhibits are listed according to numbers assigned in the exhibit tables of Item 601 of Regulation S-K under the Securities Exchange Act of 1934 and management contracts or compensatory plans are indicated by an asterisk.

                                   SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 30, 2001

                                         WILLCOX & GIBBS, INC.


                                         By:        /s/ John K. Ziegler
                                            ------------------------------------
                                                     John K. Ziegler
                                                  CHAIRMAN OF THE BOARD,
                                            CHIEF EXECUTIVE OFFICER AND DIRECTOR

                                INDEX TO EXHIBITS

  EXHIBIT                                            DESCRIPTION
  NUMBER                                             -----------
  ------

    3.1     Third Amended and Restated Certificate of Incorporation of Willcox &
            Gibbs, Inc.<F17>

    3.2     Bylaws of Willcox & Gibbs, Inc.<F17>

    4.1     Rights Agreement,  dated as of May 1, 2000,  between the Company and
            HSBC Bank USA, as Rights Agent.<F17>

   10.1     Loan and Security  Agreement,  dated April 28,  2000,  among Banc of
            America  Commercial  Finance   Corporation  through  its  Commercial
            Funding  Division,  the Company and the  subsidiaries of the Company named therein.<F17>

   10.2 Warrant Agreement, dated as of May 1, 2000, between the Company and the Company, as Warrant Agent.<F17>

   10.3     Registration  Rights  Agreement,  dated as of May 1, 2000, among the
            Company,  George E.  Batchelor,  UBS  Warburg  LLC and Alma and Gabe
            Elias.<F17>

   10.4     Amended  Employment  Contract,  dated May 1, 2000,  among  Willcox &
            Gibbs, Inc., and WG Apparel, Inc. and John K. Ziegler, Sr.*<F17>

   10.5     Amended  Employment  Contract,  dated May 1, 2000,  among  Willcox &
            Gibbs,  Inc., and WG Apparel,  Inc., and Leadtec  Systems,  Inc. and
            Jack Klasky.*<F17>

   10.6     Amended  Employment  Contract,  dated May 1, 2000,  among  Willcox &
            Gibbs, Inc., and WG Apparel, Inc. and Maxwell Tripp.*<F17>

   10.7     Amended  Employment  Contract,  dated May 1, 2000,  among  Willcox &
            Gibbs, Inc., and WG Apparel, Inc. and John K. Ziegler, Jr.*<F17>

   10.8     Pegasus Sewing Machine Mfg. Co., Ltd. Distribution Agreement,  dated
            January 1, 1995,  between  Pegasus Sewing Machine Mfg. Co., Ltd. and
            WG, Inc., as amended as of June 8, 1995.<F17>

   10.9     Distribution Agreement,  dated as of February 15, 2000, between G.M.
            Pfaff AG and Willcox & Gibbs, Inc.<F17>

   10.10    Distributorship  Agreement,  dated  January 20, 2000,  among Barudan
            Co., Ltd., and Barudan America, Inc., and Willcox & Gibbs, Inc.

   10.11    Distributor Agreement,  dated January 19, 2000, between Barudan Co.,
            Ltd. and Willcox & Gibbs, Inc.

   10.12    Amendment to  Distribution  Agreement,  dated June 1, 2000,  between
            Pegasus Sewing Machine Mfg. Co., Ltd. and Willcox & Gibbs, Inc.

   21.1     Subsidiaries of Willcox & Gibbs, Inc.<F17>



__________________

<F17>
Previously filed.